Exhibit (a)(1)(A)

This document constitutes part of the prospectus relating to The NASDAQ OMX Group, Inc. Equity

Incentive Plan covering securities that have been registered under the Securities Act of 1933.

July 7, 2010

THE NASDAQ OMX GROUP, INC.

Offer to Exchange

Eligible Options for Replacement Options

This offer and withdrawal rights will expire at 12:00 midnight, United States

Eastern Time, at the end of August 3, 2010, unless extended.

This Offer to Exchange Eligible Options for Replacement Options (this “Offer to Exchange”) relates to a Stock Option Exchange Program (the “Program”) under which you will have the opportunity to exchange your eligible stock options granted under The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Equity Plan”), for a lesser number of stock options (“Replacement Options”) that will be granted under the Equity Plan.

All employees of The NASDAQ OMX Group, Inc. or our subsidiaries (collectively referred to as “NASDAQ OMX,” the “Company,” “we,” “our” or “us”) located in the United States and the countries listed on Schedule B of this Offer to Exchange on the commencement date of the Program who hold Eligible Options (as defined below) may participate in the Program if they remain an employee through the Replacement Option Grant Date, which is the expiration date of the Program. NASDAQ OMX’s directors, named executive officers and other employees at the rank of executive vice president or above are not eligible to participate in the Program.

Participation in the Program is voluntary; you are not required to exchange your Eligible Options.

Your “Eligible Options” are all of your outstanding and unexercised stock options to purchase our common stock, whether or not vested, that were granted on or after January 1, 2006 and on or before June 30, 2008 and have an exercise price greater than $30.00 per share. If you choose to participate in the Program, you will be entitled to receive one Replacement Option for each 1.4 Eligible Options exchanged pursuant to the Offer to Exchange (the “Exchange Ratio”). Each new Replacement Option will be subject to the terms of the Equity Plan and to a new award agreement between you and NASDAQ OMX. The terms of the new award agreement for the Replacement Options are different from your existing option award agreements and you should carefully review the differences.

If you participate in the Program and receive Replacement Options, your Replacement Options will have an exercise price equal to the closing price of our common stock on the Replacement Option Grant Date, which we expect will be August 3, 2010. Your Replacement Options will have a term of seven years from the Replacement Option Grant Date.

Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Eligible Options exchanged pursuant to the Program were partly or wholly vested. The Replacement Options will vest in three equal annual installments on each of the first, second and third anniversaries of the Replacement Option Grant Date. Vesting is subject to your continued employment by NASDAQ OMX through each relevant vesting date, absent a special vesting event described in the Equity Plan. Your participation in the Program and the receipt of Replacement Options does not provide any guarantee or promise of continued employment with NASDAQ OMX.

Our common stock is traded on The NASDAQ Stock Market under the symbol “NDAQ.” On July 2, 2010, the closing price of our common stock was $17.30 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in the Program.

See “Risks of Participating in the Program” beginning on page 16 for a discussion of risks that you should consider before participating in the Program.

Neither NASDAQ OMX nor our Board of Directors or its Management Compensation Committee is making any recommendation as to whether you should participate in the Program. Participation in the Program carries risks and there is no guarantee that you will ultimately receive greater value from the Replacement Options if you elect to participate in the Program than from your Eligible Options if you do not elect to participate in the Program. As a result, you must make your own decision as to whether to participate in the Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors.

IMPORTANT

If you participate in the Program, you must access the Program website at https://nasdaqomx.equitybenefits.com and follow the instructions provided on the website. The Program website will also provide you with certain information about your Eligible Options, including the grant date, the exercise price and the Exchange Ratio.

If you are not able to submit your election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a paper election form and return it by email to Lindsay Katz at lindsay.katz@nasdaqomx.com with the subject line: “Elect,” before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. To obtain a paper election form, please contact Lindsay Katz at lindsay.katz@nasdaqomx.com, stating your first and last name, your NASDAQ OMX employee ID Number, your telephone number and an email address if one is available.

You must complete the election process (whether electronically or in paper form) in the foregoing manner before 12:00 midnight, United States Eastern Time, on the last day of the Exchange Period, which we expect to be August 3, 2010, unless the Program is extended. We will not accept delivery of any election after expiration of the Program. You may change your election to participate in the Program at any time before the Program expires by completing a new electronic election in the manner described above or by submitting a new paper election form. Documents hand-delivered, faxed or submitted by U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is a criminal offense.

You should direct questions about this Offer to Exchange or requests for copies of this Offer to Exchange, the Equity Plan and the other documents relating to the Program by email to Lindsay Katz at lindsay.katz@nasdaqomx.com.

You should rely only on the information contained in this Offer to Exchange or other documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of Replacement Options in any jurisdiction in which participation in the Program by our employees is not permitted. However, we may, at our discretion, take any actions necessary for us to permit participation in the Program by employees in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Exchange. This Offer to Exchange summarizes various agreements, documents and other information. These summaries are qualified in their entirety by reference to the agreements, documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

RISKS OF PARTICIPATING IN THE PROGRAM	16

THE STOCK OPTION EXCHANGE PROGRAM	36

ELIGIBILITY	36

ELIGIBLE OPTIONS	36

REPLACEMENT OPTIONS	37

TERMS OF REPLACEMENT OPTIONS/VESTING REQUIREMENTS	38

TERMS AND CONDITIONS OF ELIGIBLE OPTIONS	38

SUMMARY OF THE EQUITY PLAN	39

EXPIRATION DATE	49

PURPOSE OF THE PROGRAM	50

PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS	51

WITHDRAWAL RIGHTS AND CHANGE OF ELECTION	53

ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF REPLACEMENT OPTIONS	54

CONDITIONS OF THE PROGRAM	55

PRICE RANGE OF SHARES UNDERLYING THE OPTIONS	57

INFORMATION CONCERNING NASDAQ OMX/ FINANCIAL INFORMATION	57

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS	60

STATUS OF EXCHANGED OPTIONS ACQUIRED BY US IN THE PROGRAM	62

ACCOUNTING CONSEQUENCES OF THE PROGRAM	62

LEGAL MATTERS AND REGULATORY APPROVALS	62

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	62

MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE U.S.	63

EXTENSION OF PROGRAM; TERMINATION; AMENDMENT	64

FEES AND EXPENSES	65

ADDITIONAL INFORMATION	65

MISCELLANEOUS	66

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Program. You should carefully read this entire Offer to Exchange, and the other important information available on the Program website at https://nasdaqomx.equitybenefits.com. The Program is subject to the terms and conditions of these documents, as they may be amended. The information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other documents relating to the Program. We have included in this Summary Term Sheet references to other sections in this Offer to Exchange to help you find a more complete description of these topics. Certain capitalized terms in these Q&As below are the defined terms that are used throughout this document. The definitions of these terms can be found at the end of Q1 of the Q&A set forth below.

Overview

Q1.	What is the Program?

A1.	The Program is a voluntary opportunity for Eligible Employees (as defined below) to exchange some or all of their Eligible Options for Replacement Options. The following is a brief summary of the terms of the Program:

Eligibility

•

Except as described in the following sentence, all of our employees (including employees on leave of absence) as of the first day of the Exchange Period (the commencement date of the Program), located in the United States and the countries listed on Schedule B of this Offer to Exchange, who hold Eligible Options and who remain Eligible Employees through the Replacement Option Grant Date are eligible to participate. NASDAQ OMX’s directors, named executive officers and other employees at the rank of executive vice president or above are not eligible to participate in the Program. (See “Eligibility” on page 36.)

•

Participation in the Program is voluntary. An Eligible Employee must affirmatively enroll to participate by filing an election during the Exchange Period, which ends on the Replacement Option Grant Date. You may elect to exchange, on a grant-by-grant basis, all or none of your Eligible Options.

•

In order to receive Replacement Options, you must remain an Eligible Employee through the Replacement Option Grant Date, which is expected to be August 3, 2010. In order to continue to vest in your Replacement Options, you must remain employed through each relevant vesting date, absent a special vesting event described in the Equity Plan. (See “Eligibility” on page 36 and Q&A 31 of this Summary Term Sheet.)

Eligible Options

•

All options granted under the Equity Plan, whether or not vested, that were granted on or after January 1, 2006 and on or before June 30, 2008 and have an exercise price greater than $30.00 per share are Eligible Options which can be exchanged under the Program. (See “Eligible Options” on page 36.)

•

Any portion of an Eligible Option grant that is subject to a domestic relations order, or comparable legal document as the result of the end of a marriage on file with E*Trade prior to the Expiration Date, and that is beneficially owned by a person who is not an employee of NASDAQ OMX is not eligible to be exchanged in the Program, even if legal title to that portion of the option grant is held by an Eligible Employee. The portion that is beneficially owned by our employee may be exchanged in the Program. (See “Eligible Options” on page 36.)

Exchange Ratio

•

If you participate in the Program, you will be entitled to receive one Replacement Option for each 1.4 Eligible Options exchanged pursuant to the Offer to Exchange. This ratio is referred to as the “Exchange Ratio.” We determined the Exchange Ratio by first calculating the aggregate value of the Eligible Options using a Black-Scholes option pricing model. In determining the Exchange Ratio, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.

•

The Exchange Ratio was established as of June 30, 2010, prior to the commencement of the Exchange Period. Depending on the assumptions used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Program at the end of August 3, 2010. Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

•	For purposes of applying the Exchange Ratio, fractional Replacement Options will be rounded down to the nearest whole share on a grant by grant basis. (See “Replacement Options” on page 37.)

Replacement Option Grant Date

•

We expect that the Replacement Option Grant Date will be August 3, 2010, the same date as the Expiration Date. If the Expiration Date is extended, the Replacement Option Grant Date will be similarly extended.

Replacement Options

•	Replacement Options will be issued to participating Eligible Employees located in the United States and in the countries listed on Schedule B to this Offer to Exchange.

•	Replacement Options granted upon cancellation of Exchanged Options will be non-qualified stock options for U.S. tax purposes.

•	The exercise price of all Replacement Options will be the closing price of our common stock on the Replacement Option Grant Date as reported on The NASDAQ Stock Market.

•

Each Replacement Option will expire seven years from the Replacement Option Grant Date provided you remain employed with NASDAQ OMX. In the event you leave employment with NASDAQ OMX, your vested Replacement Options will be exercisable for only a limited period of time. For details, see the Equity Plan and “Q&A 31” of this Summary Term Sheet.

Vesting and Exercisability of Replacement Options

•

The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest in three equal annual installments on each of the first, second and third anniversaries of the Replacement Option Grant Date.

•

A Replacement Option can be exercised only if it is vested. Vesting is subject to your continued employment by NASDAQ OMX through each applicable date. Vesting generally ceases (and any unvested Replacement Options are forfeited) when you leave employment with NASDAQ OMX. However, the Equity Plan contains special vesting rules in the event you terminate employment due to death or Retirement, if you can no longer work because of a qualifying long-term disability, or in the event your employment is involuntarily terminated (other than for cause) within one year following a Change in Control of NASDAQ OMX. These special vesting rules are set forth in the Equity Plan, and are summarized in Q&A 31, Q&A 32 and Q&A 33 of this Summary Term Sheet.

•

Other terms of your Replacement Options will be different from the terms of your Eligible Options. You should carefully review these differences before you decide to exchange your Eligible Options. (See “Terms of Replacement Options/Vesting Requirements” on page 38 and “Terms and Conditions of Eligible Options” on page 38).

Terms Used in this Offer

•	“Change in Control” has the meaning set forth in the Equity Plan.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•

“Eligible Employees” means all employees of NASDAQ OMX or our subsidiaries who are employees (including employees on a leave of absence) at the time of the commencement of the Program (which is July 7, 2010) located in the United States and the countries listed on Schedule B of this Offer to Exchange, who remain employed through the Replacement Option Grant Date and who hold Eligible Options. NASDAQ OMX’s directors, named executive officers and other employees at the rank of executive vice president or above are not eligible to participate in the Program.

•

“Eligible Options” means the outstanding and unexercised stock options granted under the Equity Plan, whether or not vested, that were granted on or after January 1, 2006 and on or before June 30, 2008 and have an exercise price greater than $30.00 per share.

•

“Equity Plan” means The NASDAQ OMX Group, Inc. Equity Incentive Plan, which was originally established in 2000 as The Nasdaq Stock Market, Inc. Equity Incentive Plan and has been amended from time to time. The Equity Plan was most recently amended and restated as of May 27, 2010. Replacement Options will be granted subject to the terms and conditions of the Equity Plan.

•	“Exchanged Options” mean Eligible Options that are exchanged for Replacement Options pursuant to the Program.

•

“Exchange Period” means the period from the commencement of the Program to the Expiration Date. We expect that this period will commence on July 7, 2010 and end at 12:00 midnight, United States Eastern Time on the Expiration Date.

•	“Exchange Ratio” means the ratio of the number of Replacement Options that will be issued in exchange for Eligible Options.

•

“Expiration Date” means the date that the Program expires. We expect that the Expiration Date will be the end of August 3, 2010 at 12:00 midnight, United States Eastern Time. We may extend the Program at our discretion. If we extend the Program, the term “Expiration Date” will refer to the time and date at which the extended Program expires.

•	“Offer to Exchange” means this Offer to Exchange Eligible Options for Replacement Options, as amended from time to time.

•	“Program” means the Stock Option Exchange Program described in this Offer to Exchange under which you have the opportunity to exchange your Eligible Options for a lesser number of Replacement Options.

•

“Replacement Option Grant Date” means the date when Replacement Options will be granted. The Replacement Option Grant Date is expected to be August 3, 2010, the same date as the Expiration Date. If the Expiration Date is extended, then the Replacement Option Grant Date will be similarly extended.

•	“Replacement Options” mean the options issued pursuant to the Program that replace your Exchanged Options.

•	“Retirement” has the meaning set forth in the Equity Plan.

Election Process

Q2.	How do I participate in the Program?

A2.	If you are an Eligible Employee, you will receive an email to your NASDAQ OMX email account announcing the Program and directing you to the Program website at https://nasdaqomx.equitybenefits.com. If you wish to participate in the Program, you must login to the Program website. Through the Program website, you will be able to access the following personalized information with respect to each Eligible Option you hold:

•	the grant date of the Eligible Option;

•	the number of Eligible Options corresponding to each grant date that are exchangeable under the Program;

•	the exercise price of the Eligible Option;

•	the Exchange Ratio;

•	the number of Replacement Options; and

•	the Expiration Date

Additional information about your Eligible Options and the Equity Plan may be accessed through the Program website. You may also access additional materials related to your Eligible Options through the NASDAQ OMX intranet. Individual grant information and details regarding your Eligible Options also can be found within individual employee accounts at E*Trade.

If you elect to exchange your Eligible Options in accordance with the terms of the Program, you will need to elect on the exchange page of the Program website each of your Eligible Options that you wish to exchange. Eligible Options must be exchanged on a grant-by-grant basis; you do not have to exchange all of your Eligible Options but you must, subject to certain limited exceptions, exchange either all or none of your unexercised Eligible Options that have the same grant date. If you are satisfied with your elections, and you have read and agreed to the Terms of Election, you must confirm your election by selecting the “I Agree” icon. Please print and keep a copy of the Confirmation page for your records. At this point, you will have completed the election process. A Confirmation will also be emailed to your NASDAQ OMX email address.

If you are not able to submit your election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a paper election form and return it by email to Lindsay Katz at lindsay.katz@nasdaqomx.com with the subject line: “Elect,” before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. To obtain a paper election form, please contact Lindsay Katz at lindsay.katz@nasdaqomx.com, stating your first and last name, your NASDAQ OMX employee ID Number, your telephone number and an email address if one is available.

You must complete the election process in the foregoing manner before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010. If we extend the Exchange Period beyond that deadline, you must complete the process before the extended expiration date of the Exchange Period.

If you wish to change your election to participate in the Program, you must access the Program website and complete a new election before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. If you are not able to submit a new election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your new election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a new paper election form and return it by email to lindsay.katz@nasdaqomx.com with the subject line: “Elect,” before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. To obtain a paper election form, please contact Lindsay Katz at lindsay.katz@nasdaqomx.com, stating your first and last name, your NASDAQ OMX employee ID Number, your telephone number and an email address if one is available.

This is a one-time offer, and we will strictly enforce the Exchange Period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form, that are received after the close of the Exchange Period or that we determine are unlawful to accept. Subject to the terms and conditions of the Program, we will accept all properly tendered options promptly after the expiration of the Exchange Period. (See “Procedures for Electing to Exchange Options” and “Acceptance of Options for Exchange and Issuance of Replacement Options” on pages 51 and 54.)

We may extend the Exchange Period at our discretion. If we extend the Exchange Period, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., United States Eastern Time, on the U.S. business day following the previously scheduled expiration date.

You are responsible for properly making your election. Only elections, whether made electronically or on a paper election form, that are complete, signed, electronically or manually, and actually received electronically through the Program website at https://nasdaqomx.equitybenefits.com or in paper form by email to lindsay.katz@nasdaqomx.com with the subject line: “Elect,” by the deadline will be accepted. Elections submitted by any other means, including hand-delivery, interoffice, facsimile or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election (or paper election form) by email within two U.S. business days of the receipt of your electronic election (or paper election form). If you have not received an email confirmation, you should confirm that we have received your electronic election (or paper election form). Confirmation requests may be submitted only by the Program website or in paper form by email to lindsay.katz@nasdaqomx.com with the subject line: “Confirmation.” Confirmation requests submitted by any other means are not permitted. (See “Procedures for Electing to Exchange Options” on page 51.)

Q3.	Can I change my mind and withdraw from participating in the Program?

A3.	Yes. You may change your mind after you have submitted your election to exchange your Eligible Options by submitting a new election at any time before the close of the Exchange Period. If we extend the Exchange Period, you may submit a new election at any time until the extended Exchange Period expires, electing to retain your Eligible Options under their existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election (either electronically or by email) we receive before the close of the Exchange Period. (See “Withdrawal Rights and Change of Election” on page 53.)

Q4.	How do I change my election?

A4.	To change your election with respect to your Eligible Options, you must do the following before the close of the Exchange Period:

•	access the Program website and complete a new electronic election; or

•

If you are not able to submit a new election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your new election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a new paper election form and return it by email to

lindsay.katz@nasdaqomx.com with the subject line: “Elect,” before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. To obtain a paper election form, please contact Lindsay Katz at lindsay.katz@nasdaqomx.com, stating your first and last name, your NASDAQ OMX employee ID Number, your telephone number and an email address if one is available.

The delivery of all documents is your responsibility. NASDAQ OMX intends to confirm the receipt of your new electronic election (or paper election form) by email within two U.S. business days. If you have not received an email confirmation, we recommend that you confirm that we have received your electronic election (or paper election form). If you need to confirm receipt after two U.S. business days have elapsed, you may email Lindsay Katz at lindsay.katz@nasdaqomx.com.

Only electronic elections (or paper election forms) that are complete, signed (electronically or otherwise) and actually received by NASDAQ OMX by the close of the Exchange Period will be accepted. Election or paper election forms may be submitted only by the Program website or by email to Lindsay Katz at lindsay.katz@nasdaqomx.com. Paper election forms submitted by any other means, including interoffice, facsimile, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See “Withdrawal Rights and Change of Election” on page 53.)

Q5.	What if I withdraw my election and then decide again that I want to participate in the Program?

A5.	If you have withdrawn your election to participate and then decide again that you would like to participate in the Program, you may re-elect to participate by submitting a new properly completed electronic election (or paper election form) before the close of the Exchange Period, in accordance with the procedures described in Q&A 3 and 4 and under “Procedures for Electing to Exchange Options” on page 51. See also Q&A 2 and “Withdrawal Rights and Change of Election” on page 53.)

Program Goal

Q6.	Why is NASDAQ OMX offering the Program?

A6.	We believe that the Program will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding Eligible Options to attract and retain the best available personnel and to provide additional incentive to our employees. However, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By offering the Program, we intend to provide Eligible Employees with the opportunity to exchange their Eligible Options for Replacement Options that over time may have a greater potential to increase in value. (See “Purpose of the Program” on page 50.)

Eligibility to Participate

Q7.	Who may participate in the Program?

A7.	You may participate in the Program if you are an Eligible Employee. You are an Eligible Employee if you are an employee of NASDAQ OMX (including employees on leave of absence)

at the time of the commencement of the Program, located in the United States and any country listed on Schedule B of this Offer to Exchange, you remain an Eligible Employee through the Replacement Option Grant Date, and you hold Eligible Options. NASDAQ OMX’s directors, named executive officers and other employees at the rank of executive vice president or above are not eligible to participate in the Program. (See “Eligibility” on page 36.)

Q8.	Am I eligible for the Program if I am an active employee on Leave of Absence?

A8.	Yes, you are eligible for the Program if you are on a leave of absence and meet all the other Eligible Employee criteria. Information about the Program will be emailed to your NASDAQ OMX email address. No information will be mailed to your home absent a specific request.

Q9.	What happens if I transfer to another position within NASDAQ OMX that is located in a country outside of the United States and any country listed on Schedule B of this Offer to Exchange, before my Replacement Options are granted?

A9.	If you are not located in the United States or a country listed on Schedule B of the Offer to Exchange on the Replacement Option Grant Date, generally you will not be eligible for the exchange and your tendered Eligible Options will not be accepted for exchange.

Q10.	Are there circumstances under which I would not be granted Replacement Options even if I have properly tendered Eligible Options?

A10.	Yes. If, for any reason, you are no longer an Eligible Employee on the Replacement Option Grant Date, you will not receive any Replacement Options. Instead, you will keep your current options and they will expire in accordance with their terms. If you are a U.S. employee, your employment with NASDAQ OMX will remain “at will” regardless of your participation in the Program and can be terminated by you or us at any time, with or without cause or notice. (See “Eligibility” on page 36.)

Moreover, even if we accept your Exchanged Options, we will not grant Replacement Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting Replacement Options to an Eligible Employee due to a prohibition under the laws of the Eligible Employee’s resident country. We do not anticipate any such prohibitions at this time. (See “Legal Matters and Regulatory Approvals” on page 62.)

Q11.	What will happen if I leave NASDAQ OMX for any reason after exchanging my Eligible Options, but before my Replacement Options are granted?

A11.	To receive Replacement Options, you are required to be employed by NASDAQ OMX at the beginning and the end of the Exchange Period, and on the Replacement Option Grant Date. If you are not employed by NASDAQ OMX at each such time, you would not receive any Replacement Options and instead would retain your current options, which would expire in accordance with their existing terms.

Q12.	How many Replacement Options will I receive for the Eligible Options that I exchange?

A12.	If you participate in the Program, you will be entitled to receive one Replacement Option for each 1.4 Eligible Options exchanged pursuant to the Offer to Exchange.

We determined this Exchange Ratio by first calculating the aggregate value of the Eligible Options using a Black-Scholes option pricing model. The model uses the following assumptions to estimate fair value: average closing stock price for the 40 trading days ending on June 30, 2010 ($18.96), actual daily historical stock price volatility for the prior 0.75 years, risk free interest rates that vary with the remaining term of the Exchanged Options, the remaining contractual term of the options as of June 30, 2010, option exercise price and 0.00% dividend yield.

In determining the Exchange Ratio, Replacement Options are targeted to provide value that is, in the aggregate, not greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company. The same Exchange Ratio will be used for all Eligible Options, regardless of a particular Eligible Option’s grant date and exercise price. Consequently, although the Exchange Ratio is set to satisfy the aggregate value-for-value criteria, some Replacement Options may have greater or lesser economic value as compared to a participant’s Exchanged Options.

The Exchange Ratio was established as of June 30, 2010, prior to the commencement of the Exchange Period. Depending on the assumptions used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Exchange Period, which is expected to be August 3, 2010. Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

For purposes of applying the Exchange Ratio, fractional Replacement Options will be rounded down to the nearest whole share on a grant by grant basis. (See “Replacement Options” on page 37.)

Q13.	Why isn’t the Exchange Ratio simply one-for-one?

A13.	The Program is intended to balance the interests of both employees and non-employee stockholders. The Exchange Ratio selected for the Program will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (See “Replacement Options” on page 37.)

Q14.	If I participate in the Program, do I have to exchange all of my options with an exercise price greater than $30.00 per share?

A14.	No. You may select which of your outstanding grants of Eligible Options you wish to exchange. However, we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order or comparable legal document as the result of the end of a marriage. (See Q&A 15.) This means that you may not elect to exchange only some of the shares prior to the Expiration Date by any particular option grant. You may, however, elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each such grant or none of the shares for that particular grant. (See “Eligible Options” on page 36.)

Q15.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15.	If you have an option grant that is subject to a domestic relations order or a comparable legal document as the result of the end of a marriage on file with E*Trade prior to the close of the Exchange Period, and a person who is not an employee of NASDAQ OMX beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged as part of the Program, even if legal title to that portion of the option grant is held by you and you are an Eligible Employee. (See “Eligible Options” on page 36.)

Q16.	If I have previously exercised a portion of an Eligible Option, will the remaining, unexercised portion be eligible for the exchange?

A16.	Yes. You may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each such grant or none of the shares for that particular grant. (See “Eligible Options” on page 36.)

Q17.	If I elect to exchange more than one of my existing Eligible Option grants, will I receive more than one new option grant?

A17.	No. If you elect to exchange more than one Eligible Option grant, you will receive one new Replacement Option grant that will replace all of your Exchanged Options.

Q18.	Can I exchange shares of NASDAQ OMX common stock that I acquired upon exercise of NASDAQ OMX options?

A18.	No. The Program relates only to outstanding NASDAQ OMX stock options. You may not exchange shares of NASDAQ OMX common stock as part of the Program. (See “Eligible Options” on page 36.)

Q19.	Once I tender my Eligible Options, is there anything I must do to receive the Replacement Options?

A19.	Once your Exchanged Options have been accepted and cancelled, there is nothing that you must do to receive your Replacement Options. We expect that the close of the Exchange Period, the cancellation date and the Replacement Option Grant Date will be August 3, 2010 unless the Exchange Period is extended. If the Exchange Period is extended, the cancellation date and the Replacement Option Grant Date will be similarly extended. In order to vest in the shares covered by your Replacement Options, you will generally need to remain an employee of NASDAQ OMX through the applicable vesting dates, absent a special vesting event, as described in the Equity Plan. (See Q&A 30, Q&A 31, Q&A 32 and Q&A 33 and also “Eligibility” on page 36.)

Q20.	Will I be required to give up all of my rights under my Exchanged Options?

A20.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options. We expect that the close of the Exchange Period, the cancellation date and the Replacement Option Grant Date will be August 3, 2010 unless the Exchange Period is extended. If the Exchange Period is extended, the cancellation date and the Replacement Option Grant Date will be similarly extended. (See “Acceptance of Options for Exchange and Issuance of Replacement Options” on page 54.)

Q21.	When will my Exchanged Options be cancelled?

A21.	We expect that your properly tendered Exchanged Options will be cancelled on the Expiration Date of the Program. We expect that the Expiration Date, the cancellation date and the Replacement Option Grant Date will be August 3, 2010 unless the Exchange Period is extended. If the Exchange Period is extended, the cancellation date and the Replacement Option Grant Date will be similarly extended. You will be able to view your Replacement Option grant information in your E*Trade account within approximately three weeks following the Replacement Option Grant Date, or as soon as administratively feasible thereafter. (See “Acceptance of Options for Exchange and Issuance of Replacement Options” on page 54.)

Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22.	If we do not receive your election to participate by the close of the Exchange Period, you choose not to participate, or your options are not accepted by us under the Program, your existing options will remain outstanding until they expire or are terminated by their terms, and the options will retain their current exercise price and retain their current vesting schedule. (See “Acceptance of Options for Exchange and Issuance of Replacement Options” on page 54.)

Q23.	How does the Company determine whether an option has been properly tendered?

A23.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. We reserve the right to reject any election or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of the Program. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. Our determination regarding proper tender may be challenged by the affected party. Only a court of competent jurisdiction may make a decision concerning proper tender that will be final and binding upon all persons. (See “Procedures for Electing to Exchange Options” on page 51.)

Q24.	If you extend the Exchange Period, how will you notify me?

A24.	If we extend the Exchange Period, we will issue a press release, email or other form of communication disclosing the extension no later than 9:00 a.m., United States Eastern Time, on the next U.S. business day following the previously scheduled Expiration Date. (See “Extension of Program; Termination; Amendment” on page 64.)

Q25.	How will you notify me if the Program is changed?

A25.	If we change the Program, we will issue a press release, email or other form of communication disclosing the change no later than 9:00 a.m., United States Eastern Time, on the next U.S. business day following the day we change the Program. (See “Extension of Program; Termination; Amendment” on page 64.)

Q26.	Are there any conditions to the Program?

A26.	Yes. The completion of the Offer to Exchange contemplated by the Program is subject to a number of customary conditions. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See “Eligible Options” on page 36 and “Conditions on the Program” on page 55.)

Q27.	Am I eligible to receive future grants if I participate in the Program?

A27.	We intend to continue to review our equity-based incentive programs from time to time. Participation or non-participation in the Program is not expected to affect your eligibility for future equity or other incentives.

Q28.	When will I receive my Replacement Options?

A28.	We will grant the Replacement Options on the Replacement Option Grant Date, which we expect will be August 3, 2010 unless the Exchange Period is extended. If the Exchange Period is extended, the Replacement Option Grant Date will be similarly extended. You will be able to view your Replacement Option grant information in your E*Trade account within approximately three weeks following the Replacement Option Grant Date or as soon as administratively feasible. (See “Procedures for Electing to Exchange Options” on page 51.)

Q29.	What will be the exercise price of my Replacement Options?

A29.	The exercise price per share of all Replacement Options will be equal to the closing price of our common stock as reported on The NASDAQ Stock Market on the Replacement Option Grant Date, which is expected to be August 3, 2010. We cannot predict the exercise price of the Replacement Options. (See “Summary of the Equity Plan” on page 39.)

Q30.	When will my Replacement Options vest and be exercisable?

A30.	The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest in three equal annual installments on each of the first, second and third anniversaries of the Replacement Option Grant Date and will have a term of seven years. Vesting is generally subject to your continued employment by NASDAQ OMX through each applicable vesting date. In accordance with the Equity Plan, special vesting rules apply if you terminate employment by reason of death or Retirement, if you can no longer work because of a qualifying long-term disability, or if you are involuntarily terminated (other than for cause) within one year following a Change in Control of NASDAQ OMX.

Generally, any vested Replacement Option may be exercised by you at any time during the term of the Replacement Option provided you continue to be employed by NASDAQ OMX. In the event of your termination of employment, your vested Replacement Options are only exercisable for a limited period of time, as described in the Equity Plan. (See Q&A 31, Q&A 32 and Q&A 33).

Q31.	What happens to my Replacement Options if my employment with NASDAQ OMX terminates?

A31.	If your employment with NASDAQ OMX is terminated for cause (as defined in the Equity Plan), then all unvested Replacement Options will be cancelled and forfeited as of your date of termination. Any vested Replacement Options will remain exercisable for ten days following termination of employment (but not beyond the term of the Replacement Option).

If you voluntarily Retire from employment with NASDAQ OMX, after attaining age 55 with at least 10 years of employment with NASDAQ OMX as defined for purposes of the Equity Plan, all unvested Replacement Options that would have vested on or before the first anniversary of your Retirement date (had you remained in employment) will vest on your Retirement date. Any remaining unvested Replacement Options will be cancelled and forfeited as of your Retirement date. Your vested Replacement Options will remain exercisable for one year following your Retirement date (but not beyond the term of the Replacement Option).

If you die while employed by NASDAQ OMX, all unvested Replacement Options that would have vested on or before the first anniversary of your date of death (had you remained in employment) will vest on your date of death. Any remaining unvested Replacement Options will be cancelled and forfeited as of your date of death. Your vested Replacement Options will remain exercisable by your estate or beneficiary for one year following your date of death (but not beyond the term of the Replacement Option).

If your employment with NASDAQ OMX terminates for any other reason, whether voluntarily or involuntarily, then all unvested Replacement Options will be cancelled and forfeited as of your date of termination. Any vested Replacement Options will remain exercisable for 90 days following your termination date (but not beyond the term of the Replacement Option).

See Q&A 32 for special rules in the event that you suffer a long-term disability.

Q32.	What happens to my Replacement Options if, while employed by NASDAQ OMX, I suffer a long-term disability?

A32.	If you are determined by the insurance carrier under NASDAQ OMX’s then-current long-term disability (“LTD”) plan to be entitled to LTD benefits by reason of a qualifying disability, then the first day of the period for which you are paid LTD benefits (or, if later, the date the insurance carrier notifies NASDAQ OMX of its disability determination, or your actual employment termination date) is your “Vesting Acceleration Date.” All unvested Replacement Options that would have become vested on or before the first anniversary of your Vesting Acceleration Date will vest on your Vesting Acceleration Date.

Your vested Replacement Options will remain exercisable for the one-year period ending on the first anniversary of the Vesting Acceleration Date (but not beyond the term of the Replacement Option).

Unvested Replacement Options will be deemed cancelled and forfeited. However, if you cease to be eligible for LTD benefits and return to active work before the first anniversary of your Vesting Acceleration Date, then your Replacement Options will not be deemed cancelled and forfeited on account of your absence from work due to disability. Replacement Options will be exercisable as if you remained continuously employed.

The foregoing is a summary. These special rules in the event of disability will be applied in accordance with Section 6(j) of the Equity Plan, as it may be amended from time to time.

Q33.	What happens to my Replacement Options if there is a Change in Control of NASDAQ OMX?

A33.	In the event that your employment is involuntarily terminated, other than for cause (as defined in the Equity Plan), within the one-year period following a Change in Control of NASDAQ OMX (as defined in the Equity Plan), all unvested Replacement Options will vest immediately upon such involuntary termination. Your vested Replacement Options will remain exercisable for the remainder of their terms.

Q34.	Will the terms and conditions of my Replacement Options be the same as my Exchanged Options?

A34.	Your Replacement Options will have a different exercise price and a new vesting schedule, and the maximum term of your Replacement Options will be seven years from the Replacement Option Grant Date.

Some of the other terms of your Replacement Options will be different from your existing stock option award agreements granted under the Equity Plan. In addition, if you are an employee located outside the United States, your Replacement Options may be subject to additional terms intended to facilitate compliance with local laws and regulations or to mitigate local adverse tax consequences. You should carefully review the differences before deciding whether to participate in the Program. (See “Terms of Replacement Options/Vesting Requirements” on page 38 and “Terms and Conditions of Eligible Options” on page 38 and Schedule B for your country if you are an employee located outside the United States).

Q35.	Will I receive a new award agreement for my Replacement Options?

A35.	Yes. All Replacement Options will be subject to a new award agreement between you and NASDAQ OMX, as well as to the terms and conditions of the Equity Plan. (See “Summary of the Equity Plan” on page 39.) As noted in Q&A 34 above, some of the other terms of your Replacement Options will be different from your existing award agreements with respect to your Eligible Options. You will receive an email from the E*Trade within approximately three weeks following the Replacement Option Date notifying you that your new award agreement is available. (See “Terms of Replacement Options/Vesting Requirements” on page 38 and “Terms and Conditions of Eligible Options” on page 38).

Q36.	How do I find out the details about my existing Eligible Options?

A36.	You may view each of your award agreements for grants after December 2007 at the E*Trade website at https://us.etrade.com/e/t/home. For grants prior to December 2007, award agreements were provided to employees via mail or e-mail. If you need a copy of award agreements for grants prior to December 2007, please contact Lindsay Katz at lindsay.katz@nasdaqomx.com.

Q37.	After the Replacement Option Grant Date, what happens if my Replacement Options end up underwater again?

A37.	Our stockholders have approved us making this one time exchange offer. We do not expect to make this offer again in the future. We provide no assurance as to the price of our common stock at any time in the future.

Q38.	Will I have to pay taxes if I participate in the Program?

A38.	If you participate in the Program and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. However, you may have taxable income when you exercise your Replacement Options or when you sell your shares. (See “Material U.S. Federal Income Tax Consequences” on page 62.)

If you participate in the Program and are a citizen or resident of a country other than the United States, please refer to Schedule B attached to this Offer to Exchange for your country of residence for a discussion of the material tax consequences associated with your participation in the Program.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the Program. If you are a citizen resident of more than one country, or are considered a resident of more than one country for local law purposes, you should be aware that there may be additional tax and social insurance consequences that apply to you.

Q39.	Will my Replacement Options be incentive stock options or non-qualified stock options for tax purposes?

A39.	All Replacement Options to be granted under the Program will be non-qualified stock options.

We recommend that Eligible Employees that are residents or citizens of the United States read the tax discussion under “Material U.S. Federal Income Tax Consequences” on page 62, and that Eligible Employees that are residents or citizens of countries other than the United States review the tax discussion relating to such countries in Schedule B attached to this Offer to Exchange. Each Eligible Employee should consult with their personal tax advisor to determine the personal tax consequences of receiving qualified stock options under the Program.

Q40.	Are you making any recommendation as to whether I should participate in the Program?

A40.	No. Neither NASDAQ OMX nor our Board of Directors or its Management Compensation Committee is making any recommendation as to whether you should participate in the Program. We understand that the decision whether or not to participate in the Program will be a challenging one for many employees. The Program does carry risk (see “Risks of Participating in the Program” on page 16 for information regarding some of these risks), and there is no guarantee that you would ultimately receive greater value from the Replacement Options if you elect to participate in the Program than from your Eligible Options if you decline to participate in the Program. As a result, you must make your own decision as to whether or not to participate in the Program. For questions regarding personal tax implications or other questions, you should talk to your own legal, financial and tax advisors. (See “Purpose of the Program” on page 50.)

Q41.	Who can I talk to if I have questions about the Program, or if I need additional copies of the documents relating to the Program?

A41.	For additional information or assistance, you should contact the Company by email to Lindsay Katz at lindsay.katz@nasdaqomx.com. (See “Information Concerning NASDAQ OMX/Financial Information” on page 57.)

RISKS OF PARTICIPATING IN THE PROGRAM

Participating in the Program involves a number of risks, including those described below. This list and the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC highlight some of the material risks of participating in the Program. You should carefully consider these risks and are encouraged to speak with your legal, financial or tax advisors as necessary before deciding to participate in the Program. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences for employees in the United States, Schedule B discussing the tax consequences for employees outside the United States and the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Program.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements made in connection with this Offer to Exchange are not subject to the safe harbor protections under such Act. When used in this Offer to Exchange and our SEC reports, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar words are intended to identify these forward-looking statements. We caution that the risk factors below, as well as those in our other SEC filings, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements.

The following discussion should be read in conjunction with the summary financial data included in Section 14 of this Offer to Exchange, as well as our most recent Forms 10-K, 10-Q and 8-K filed with the SEC on or before the date of this document. We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date hereof.

Risks Relating to the Program

The Exchange Ratio used in determining the number of Replacement Options you will be eligible to receive for your Exchanged Options takes into account a number of factors and assumptions, and as such, the actual value of your Replacement Options may be more or less than the value of your Eligible Options. Furthermore, the value of your Replacement Options cannot be determined until the close of the Program.

The number of Replacement Options that you will be eligible to receive has been determined based on an Exchange Ratio. We determined the Exchange Ratio by first calculating the aggregate value of the Eligible Options using a Black-Scholes option pricing model. Black-Scholes models were initially developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our or most other companies’ option grants under employee option plans. Existing valuation models, including variations of the Black-Scholes model, may not provide reliable measures of the values of our stock-based compensation, including with respect to the Program. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from the Black-Scholes option pricing model used, in part, to determine the Exchange Ratio, nor is there a means to compare and adjust the estimates to actual values.

The Black-Scholes model we used takes into account the following assumptions to estimate fair value: average closing stock price for the 40 trading days ending on June 30, 2010 ($18.96), actual daily historical stock price volatility for the prior 0.75 years, risk free interest rates that vary with the remaining term of the Eligible Options, the remaining contractual term of the options as of June 30, 2010, option exercise price and 0.00% dividend yield. In determining the Exchange Ratio, Replacement Options are targeted to provide value that is, in the aggregate, not materially greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.

Depending on the assumption used to value your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. The Exchange Ratio was established as of June 30, 2010 prior to the commencement of the Exchange Period. The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Program at the end of August 3, 2010. Accordingly, it is important for you to evaluate this Offer to Exchange based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

If the trading price of our common stock decreases after the date on which your Replacement Options are granted, you will not be able to realize any gain from the exercise of your Replacement Options.

The exercise price per share of all Replacement Options will be equal to the closing price of our common stock as reported on The NASDAQ Stock Market on the Replacement Option Grant Date, which is expected to be August 3, 2010. If the trading price of our common stock decreases after the Replacement Option Grant Date, the exercise price of your Replacement Options will be greater than the trading price of our common stock and you will not be able to realize any gain from the exercise of your Replacement Options. The trading price of our common stock has been volatile and there can be no assurance that the price of our common stock will increase after the Replacement Option Grant Date.

Replacement Options will be subject to vesting requirements, and you generally will not be able to exercise any unvested Replacement Options if your employment with NASDAQ OMX terminates prior to the applicable vesting dates.

The Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest in three equal annual installments on each of the first, second and third anniversaries of the Replacement Option Grant Date. Vesting is subject to you continuing to be an employee with NASDAQ OMX through each relevant vesting date, absent a special vesting event. Your participation in the Program and the receipt of Replacement Options does not provide any guarantee or promise of continued employment with NASDAQ OMX. You will not be able to exercise any unvested Replacement Options if your employment with NASDAQ OMX terminates for any reason, including the termination of your employment by NASDAQ OMX with or without cause, prior to the applicable vesting dates, absent a special vesting event. Therefore, if your Exchanged Options are partly or wholly vested, it is possible that your Exchanged Options could be economically more valuable than the Replacement Options granted pursuant to the Program.

If the trading price of our common stock increases in the future, your Exchanged Options might be worth more than the Replacement Options that you receive under the Program.

Because the Program is not based on a one-for-one exchange ratio with respect to the Exchanged Options, it is possible that in the future your Exchanged Options could be economically more valuable than the Replacement Options granted pursuant to the Program. For example, if you are an employee in the United States and you exchange an option exercisable for 1,000 shares with an exercise price of $35.92 per share and a remaining term of 6.44 years, you will receive a Replacement Option exercisable for 714 shares. Assume, for illustrative purposes only, that the exercise price of your Replacement Option is $20.00 per share and that in three years the trading price of our common stock has increased to

$90.00 per share. Under this example, if you had retained your Exchanged Options and sold the shares subject to the options at $35.92 per share, you would have realized a pre-tax gain of $54,080. If you exchanged your options and sold the shares subject to your Replacement Options, however, you would realize a pre-tax gain of only $49,980.

If we are acquired by or merge with another company or spin-off a business, your Exchanged Options might be worth more than the Replacement Options that you receive under the Program.

A transaction involving NASDAQ OMX, such as a merger, a spin-off or other acquisition, could have a substantial effect on our stock price, including significantly increasing or decreasing the price of our common stock. Depending on the structure and terms of this type of transaction, employees who elect to participate in the Program might be deprived of some of the benefit of the appreciation in the price of our common stock resulting from the merger, spin-off or acquisition. This could result in a greater financial benefit for those employees who did not participate in the Program and retained their original Eligible Options.

Some non-U.S. employees, including some employees who may be tax residents of multiple countries, could be subject to negative tax consequences if they participate in the Program.

Non-U.S. employees should carefully review Schedule B attached to this Offer to Exchange for their country of residence to determine whether participation in the Program could trigger any negative tax consequences. If you are subject to the tax laws of more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Risks Related to Ownership of Our Common Stock

Volatility in our stock price could adversely affect our stockholders.

The market price of our common stock is likely to be volatile. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•	actual or anticipated variations in our quarterly operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our common stock;

•	conditions or trends in our industry, including trading volumes, regulatory changes or changes in the securities marketplace;

•	conditions or trends in the credit markets;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	additions or departures of key personnel; and

•	sales of our common stock, including sales of our common stock by our directors and officers, significant stockholders or our strategic investors.

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. As of May 31, 2010, there were 202,552,283 shares of our common stock outstanding. All of our common stock is freely transferable, except shares held by our “affiliates,” as defined in Rule 144 under the Securities Act.

The number of freely transferable shares of our common stock will increase upon any exercise of outstanding options pursuant to our stock compensation and stock award plan for our employees. There were 6,502,729 million options exercisable as of May 31, 2010 at a weighted average exercise price of $12.68.

It is our intent and policy to settle the principal amounts of our outstanding 2.50% convertible notes in cash, which will not impact the number of shares of our common stock. However, we have the option to settle the conversion premium in shares of our common stock or cash. The conversion rate will initially be 18.1386 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of $55.13 per share of common stock.

Provisions of our certificate of incorporation, by-laws, approved exchange rules (including provisions included to address SEC concerns) and Delaware law could delay or prevent a change in control of us and entrench current management.

Our organizational documents place restrictions on the voting rights of certain stockholders. Our certificate of incorporation limits the voting rights of persons (either alone or with related parties) owning more than 5% of the then outstanding votes entitled to be cast on any matter to 5% of voting power, other than any other person as may be approved by our board of directors prior to the time such person owns more than 5% of the then outstanding votes entitled to be cast on any matter. Any change to the 5% voting limitation would require SEC approval.

In response to the SEC’s concern about a concentration of our ownership, the rules of our U.S. exchanges include a rule prohibiting any member or any person associated with a member of the exchange from beneficially owning more than 20% of our outstanding voting interests. SEC consent would be required before any investor could obtain more than a 20% voting interest in us. The rules of our U.S. exchanges also require the SEC’s approval of any business ventures with one of our members, subject to exceptions.

Our organizational documents contain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a change of control of us, such as a tender offer or takeover proposal that might result in a premium over the market price for our common stock. Additionally, certain of these provisions make it more difficult to bring about a change in the composition of our board of directors, which could result in entrenchment of current management.

Our certificate of incorporation and by-laws:

•	require supermajority stockholder approval to remove directors;

•	do not permit stockholders to act by written consent or to call special meetings;

•	require certain advance notice for director nominations and actions to be taken at annual meetings;

•	require supermajority stockholder approval with respect to certain amendments to our certificate of incorporation and by-laws (including in respect of the provisions set forth above); and

•	authorize the issuance of undesignated preferred stock, or “blank check” preferred stock, which could be issued by our board of directors without stockholder approval.

Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more (or, in some cases, a holder who previously held 15% or more) of our common stock. In general, Delaware law prohibits a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder, unless the corporation’s board of directors and stockholders approve the business combination in a prescribed manner.

Risks Relating to our Business

Our industry is highly competitive.

We face intense competition from other exchanges and markets for market share of trading activity and listings. In addition, our market data, global index and market technology businesses face significant competition from other market participants. This competition includes both product and price competition and has continued to increase as a result of the creation of new execution and listing venues in the United States and Europe. Increased competition may result in a decline in our share of trading activity, listings and the markets for the products we offer, thereby adversely affecting our operating results.

The liberalization and globalization of world markets has resulted in greater mobility of capital, greater international participation in local markets and more competition. As a result, both in the U.S. and in other countries, the competition among exchanges and other execution venues has become more intense. In the last several years, many marketplaces in both Europe and the United States have demutualized to provide greater flexibility for future growth. The securities industry also has experienced consolidation, creating a more intense competitive environment. Regulatory changes, such as MiFID, also have facilitated the entry of new participants in the EU that compete with our European exchanges and MTF. The regulatory environment, both in the U.S. and in Europe, is structured to maintain this environment of intense competition. In addition, a high proportion of business in the securities markets is becoming increasingly concentrated in a smaller number of institutions and our revenue may therefore become concentrated from a smaller number of customers.

We also compete globally with other regulated exchanges and markets, alternative trading systems, or ATSs, Multilateral Trading Facilities, or MTFs, and other traditional and non-traditional execution venues. Some of these competitors also are our customers. Our exchange competitors include NYSE Euronext, the London Stock Exchange, Deutsche Borse, the Tokyo Stock Exchange, and a number of other exchanges in the U.S. and around the world. Exchanges offer a range of services comparable to those offered by our exchanges and generally compete with us in providing trade executions, trade reporting, market data, listings, regulation, and index services. Public ATSs in the U.S. and MTFs in Europe are broker-dealer operated systems that offer trade execution services, typically at very low cost. Our competitors include Direct Edge ATS in the U.S. and Burgundy MTF in the Nordics. In London,

Chi-X, Turquoise and BATS MTFs offer pan-European execution services in competition with our Nordic exchanges. Other competing execution venues include broker-dealer owned systems such as dark-pools and internalization engines which may or may not be registered as ATSs or MTFs. Like ATSs and MTFs, these venues also compete with us by offering low cost executions and differ from public ATSs and MTFs in the degree of transparency they offer and in restrictions on who may access these systems.

Competitors may develop market trading platforms that are more competitive than ours. If we are unable to compete successfully in this environment, our business, financial condition and operating results will be adversely affected.

Price competition has affected and could continue to affect our business.

The securities trading industry is characterized by intense price competition. We have in the past lowered prices, and in the U.S., increased market data rebates for trade executions to attempt to gain or maintain market share. These strategies have not always been successful and have at times hurt operating performance. Additionally, we have also been, and may once again be, required to adjust pricing to respond to actions by competitors, which could adversely impact operating results. We are also subject to potential price competition from new competitors and from new and existing regulated markets and MTFs. We also compete with respect to the pricing of market data and with respect to products for pre-trade book data and for post-trade last sale data. In the future, our competitors may offer market data rebates for quotes and trades on their systems. If we are unable to compete successfully in respect to the pricing of our services and products, our business, financial condition and operating results may be adversely affected.

A decline in trading volume will decrease our trading revenues.

Trading volume is directly affected by economic, political and market conditions, broad trends in business and finance, unforeseen market closures or other disruptions in trading, the level and volatility of interest rates, inflation, changes in price levels of securities and the overall level of investor confidence. In recent years, trading volumes across our markets have fluctuated significantly depending on market conditions and other factors beyond our control. As market volatility declined in 2009, so did trading volumes relative to previous levels. Current initiatives being considered by regulators and governments, such as restrictions on high frequency trading and taxes on securities transactions, could have a material adverse effect on overall trading volumes. Because a significant percentage of our revenues are tied directly to the volume of securities traded on our markets, it is likely that a general decline in trading volumes would lower revenues and may adversely affect our operating results if we are unable to offset falling volumes through our pricing. Declines in trading volumes may also impact our market share or pricing structures and adversely affect our business and financial condition.

Our market share of trading has declined and may continue to decline.

Our matched market share in NASDAQ-listed securities executed on NASDAQ declined from 46.1% in 2007 to 33% in 2009 and our combined matched market share in all U.S.-listed securities declined from 29.1% in 2007 to 23% in 2009. In addition, as a result of the adoption of MiFID, a number of MTFs have launched, thereby significantly increasing competition in Europe. As a result, our matched market share in securities listed on our exchanges comprising NASDAQ OMX Nordic and NASDAQ OMX Baltic has declined from 100% in 2007 to 88% in 2009.

Although there have been improvements in our matched market share in the U.S. in recent months, if our total market share in these securities continues to decrease relative to our competitors, our venues may be viewed as less attractive sources of liquidity. If growth in overall trading volume of these securities does not offset continued declines in our market share, or if our exchanges are perceived to be less liquid, then our business, financial condition and operating results could be adversely affected.

Declines in market share could result in issuers viewing the value of a listing on our exchanges as less attractive, thereby adversely affecting our listing business. Also, declines in market share of NASDAQ-listed securities could lower NASDAQ’s share of tape pool revenues under the UTP plan, thereby reducing the revenues of our market data business.

Economic conditions and market factors, which are beyond our control, may adversely affect our business and financial condition.

Our business performance is impacted by a number of factors including general economic conditions and other factors that are generally beyond our control. Although access to credit markets has improved recently, a long-term continuation of challenging economic conditions is likely to negatively impact our business. Adverse market conditions could reduce customer demand for our services and the ability of our customers, lenders and other counterparties to meet their obligations to us. Poor economic conditions may result in a decline in trading volume, deterioration of the economic welfare of our listed companies and a reduction in the demand for our products, including our market data, indexes and market technology. Trading volume is driven primarily by general market conditions and declines in trading volume may affect our market share and impact our pricing.

The number of listings on our markets is primarily influenced by factors such as investor demand, the global economy, available sources of financing, and tax and regulatory policies. Adverse conditions may jeopardize the ability of our listed companies to comply with the continued listing requirements of our exchanges.

Market data revenues also may be significantly affected by global economic conditions. Professional subscriptions to our market data are at risk if staff reductions continue to occur in financial services companies, which could result in significant reductions in our market data professional user revenue. In addition, adverse market conditions may cause reductions in the number of non-professional investors with investments in the market.

A reduction in trading volumes, market share of trading, the number of our listed companies and a decline in market data revenue due to economic conditions or other market factors could adversely affect our business, financial condition and operating results.

Declines in the initial public offering market could have an adverse effect on our revenues.

In 2009, the pace of initial public offerings recovered modestly from the record-low level of 2008 in the U.S., but remained severely depressed in the Nordics. Although we have experienced positive trends in the number of IPO applications in the fourth quarter of 2009 and in the first half of 2010, the outlook for recovery in the market for initial public offerings is closely tied to the availability of risk capital which may not return to historic levels for some time. Stagnation or decline in the initial public offering market will impact the number of new listings on The NASDAQ Stock Market and the exchanges comprising NASDAQ OMX Nordic and NASDAQ OMX Baltic, and thus our related revenues. We recognize revenue from new listings on The NASDAQ Stock Market on a straight-line basis over an estimated six-year service period. As a result, a stagnant market for initial public offerings could cause a decrease in deferred revenues for future years. Furthermore, as initial public offerings are typically actively traded following their offering date, a prolonged decrease in the number of initial public offerings could negatively impact the growth of our transactions revenues.

Regulatory changes and changes in market structure, especially in response to adverse financial conditions, could have a material adverse effect on our business.

In recent years, the securities trading industry and, in particular, the securities markets have been subject to significant regulatory changes. Moreover, in the past two years, the securities markets have been the subject of increasing governmental and public scrutiny in response to the global economic crisis.

During the coming year, it is likely that there will be significant changes in the regulatory environment in which we operate our businesses, although we cannot predict the nature of these changes or their impact on our business at this time. For example, the SEC published a concept release early in 2010 that could result in significant changes in the competitive landscape. In addition, actions on any of the specific regulatory issues currently under review in the U.S. and Europe such as short selling, co-location, high-frequency trading, the events of May 6, 2010, derivatives clearing, market transparency, taxes on stock transactions, restrictions on proprietary trading by certain of our customers and other related proposals could have a material impact on our business.

Our market participants also operate in a highly regulated industry. The SEC, the Swedish Financial Supervisory Authority, or SFSA, and other regulatory authorities could impose regulatory changes that could adversely impact the ability of our market participants to use our markets. Regulatory changes by the SEC, the SFSA or other regulatory authorities could result in the loss of a significant number of market participants or a reduction in trading activity on our markets.

We will need to invest in our operations to maintain and grow our business and to integrate acquisitions, and we may need additional funds, which may not be readily available.

We depend on the availability of adequate capital to maintain and develop our business. Although we believe that we can meet our current capital requirements from internally generated funds, cash on hand and available borrowings under our existing credit facility, if the capital and credit markets experience volatility, access to capital or credit may not be available on terms acceptable to us or at all. Although we successfully refinanced our existing credit facilities earlier this year by issuing senior unsecured notes and entering into a new senior unsecured credit facility, limited access to capital or credit in the future could have an impact on our ability to refinance debt, maintain our credit rating, meet our regulatory capital requirements, engage in strategic initiatives, make acquisitions or strategic investments in other companies or react to changing economic and business conditions. If we are unable to fund our capital or credit requirements, it could have an adverse effect on our business, financial condition and operating results.

In addition to our debt obligations, we will need to continue to invest in our operations for the foreseeable future to integrate acquired businesses and to fund new initiatives. If we do not achieve the expected operating results, we will need to reallocate our cash resources. This may include borrowing additional funds to service debt payments, which may impair our ability to make investments in our business or to integrate acquired businesses.

Should we need to raise funds through issuing additional equity, our equity holders will suffer dilution. Should we need to raise funds through incurring additional debt, we may become subject to covenants even more restrictive than those contained in our existing credit facility, the indentures governing our notes and our other debt instruments. Furthermore, if adverse economic conditions persist or worsen, we could experience decreased revenues from our operations which could affect our ability to satisfy financial and other restrictive covenants to which we are subject under our existing indebtedness.

Any reduction in our credit rating could increase the cost of our funding from the capital markets.

Our long-term debt is currently rated investment grade by two of the major rating agencies. These rating agencies regularly evaluate us and their ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will maintain our current ratings. Our failure to maintain those ratings could adversely affect the cost and other terms upon which we are able to obtain funding and increase our cost of capital. A reduction in credit ratings would also result in increases in the cost of our outstanding debt as the interest rate on the outstanding amounts under our credit facility fluctuates based on our credit ratings.

We may not be able to keep up with rapid technological and other competitive changes affecting our industry.

The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing products and services, the adoption of new services and products and changing customer demands. If our platforms fail to function as expected, our business would be negatively affected. In addition, our business, financial condition and operating results may be adversely affected if we cannot successfully develop, introduce or market new services and products or if we need to adopt costly and customized technology for our services and products. Further, our failure to anticipate or respond adequately to changes in technology and customer preferences, especially in our market technology business, or any significant delays in product development efforts, could have a material adverse effect on our business, financial condition and operating results.

System limitations, failures or security breaches could harm our business.

Our businesses depend on the integrity and performance of the computer and communications systems supporting them. If our systems cannot expand to cope with increased demand or otherwise fail to perform, we could experience unanticipated disruptions in service, slower response times and delays in the introduction of new products and services. These consequences could result in trade outages, lower trading volumes, financial losses, decreased customer service and satisfaction and regulatory sanctions. Our markets have experienced occasional systems failures and delays in the past and could experience future systems failures and delays.

If trading volumes increase unexpectedly, we may need to expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate, timing or cost of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner.

Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage or terrorism, computer viruses, intentional acts of vandalism and similar events. We have programs in place to identify and minimize our exposure to these vulnerabilities and work in collaboration with the technology industry to share corrective measures with our business partners. Although we currently maintain and expect to maintain multiple computer facilities that are designed to provide redundancy and back-up to reduce the risk of system disruptions and have facilities in place that are expected to maintain service during a system disruption, such systems and facilities may prove inadequate. Any system failure that causes an interruption in service or decreases the responsiveness of our services could impair our reputation, damage our brand name and negatively impact our business, financial condition and operating results.

We may not be able to successfully integrate acquired businesses, which may result in an inability to realize the anticipated benefits of our acquisitions.

We must rationalize, coordinate and integrate the operations of acquired businesses. This process involves complex technological, operational and personnel-related challenges, which are time-consuming and expensive and may disrupt our business. The difficulties, costs and delays that could be encountered may include:

•	unforeseen difficulties, costs or complications in combining the companies’ operations, which could lead to us not achieving the synergies we anticipate;

•	unanticipated incompatibility of systems and operating methods;

•	inability to use capital assets efficiently to develop the business of the combined company;

•	the difficulty of complying with government-imposed regulations in the U.S. and abroad, which may be conflicting;

•	resolving possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures;

•	the diversion of management’s attention from ongoing business concerns and other strategic opportunities;

•	the integration of businesses, operations and workforces;

•	unforeseen difficulties in operating acquired businesses in parallel with similar businesses that we operated previously;

•	unforeseen difficulties in operating businesses we have not operated before;

•	unanticipated difficulty of integrating multiple acquired businesses simultaneously;

•	the retention of key employees and management;

•

the implementation of disclosure controls, internal controls and financial reporting systems at non-U.S. subsidiaries to enable us to comply with U.S. generally accepted accounting principles, or U.S. GAAP, and U.S. securities laws and regulations, including the Sarbanes Oxley Act of 2002, required as a result of our status as a reporting company under the Exchange Act;

•	the coordination of geographically separate organizations;

•	the coordination and consolidation of ongoing and future research and development efforts;

•	possible tax costs or inefficiencies associated with integrating the operations of a combined company;

•	pre-tax restructuring and revenue investment costs;

•	the retention of strategic partners and attracting new strategic partners; and

•	negative impacts on employee morale and performance as a result of job changes and reassignments.

For these reasons, we may not achieve the anticipated financial and strategic benefits from our acquisitions. Any actual cost savings and synergies may be lower than we expect and may take a longer time to achieve than we anticipate, and we may fail to realize the anticipated benefits of acquisitions.

We may experience fluctuations in our operating results, which may adversely affect the market price of our common stock.

The financial services industry is risky and unpredictable and is directly affected by many national and international factors beyond our control, including:

•	economic, political and geopolitical market conditions;

•	natural disasters, terrorism, war or other catastrophes;

•	broad trends in industry and finance;

•	changes in price levels and volatility in the stock markets;

•	the level and volatility of interest rates;

•	changes in government monetary or tax policy;

•	other legislative and regulatory changes;

•	the perceived attractiveness of the U.S. or European capital markets; and

•	inflation.

Any one of these factors could have a material adverse effect on our business, financial condition and operating results by causing a substantial decline in the financial services markets and reducing trading volumes.

Additionally, since borrowings under our credit facilities bear interest at variable rates, any increase in interest rates on debt that we have not fixed using interest rate hedges will increase our interest expense and reduce our cash flow. Other than variable rate debt, we believe our business has relatively large fixed costs and low variable costs, which magnifies the impact of revenue fluctuations on our operating results. As a result, a decline in our revenue may lead to a relatively larger impact on operating results. A substantial portion of our operating expenses will be related to personnel costs, regulation and corporate overhead, none of which can be adjusted quickly and some of which cannot be adjusted at all. Our operating expense levels will be based on our expectations for future revenue. If actual revenue is below management’s expectations, or if our expenses increase before revenues do, both revenues less liquidity rebates, brokerage, clearance and exchange fees and operating results would be materially and adversely affected. Because of these factors, it is possible that our operating results or other operating metrics may fail to meet the expectations of stock market analysts and investors. If this happens, the market price of our common stock may be adversely affected.

We are exposed to counterparty risk for all transactions that are cleared through our markets.

We clear a range of equity-related and fixed-income-related derivative products. We assume the counterparty risk for all transactions that are cleared through our markets and guarantee that our cleared contracts will be honored. We enforce minimum financial and operational criteria for membership eligibility, require members and investors to provide collateral, and maintain established risk policies and procedures to ensure that the counterparty risks are properly monitored and pro-actively managed; however, none of these measures provides absolute assurance against defaults by our counterparties on their obligations. No guarantee can be given that the collateral provided will at all times be sufficient. Although we maintain clearing capital resources to serve as an additional layer of protection to help ensure that we are able to meet our obligations, these resources may not be sufficient. In addition, our high leverage could limit our flexibility in the operation of our clearing business.

Our leverage limits our financial flexibility, increases our exposure to weakening economic conditions and may adversely affect our ability to obtain additional financing.

In connection with recent acquisitions, we incurred a significant amount of indebtedness that we refinanced in January 2010. Our indebtedness as of March 31, 2010 was approximately $2.1 billion. We also may borrow up to an additional $250.0 million under a revolver that is part of our new credit facilities.

Our leverage could:

•

reduce funds available to us for operations and general corporate purposes or for capital expenditures as a result of the dedication of a substantial portion of our consolidated cash flow from operations to the payment of principal and interest on our indebtedness;

•	increase our exposure to a continued downturn in general economic conditions;

•	place us at a competitive disadvantage compared with our competitors with less debt; and

•	affect our ability to obtain additional financing in the future for refinancing indebtedness, acquisitions, working capital, capital expenditures or other purposes.

In addition, we must comply with the covenants in our credit facilities. Among other things, these covenants restrict our ability to grant liens, incur additional indebtedness, pay dividends and conduct transactions with affiliates. Failure to meet any of the covenant terms of our credit facilities could result in an event of default. If an event of default occurs, and we are unable to receive a waiver of default, our lenders may increase our borrowing costs, restrict our ability to obtain additional borrowings and accelerate all amounts outstanding.

We may incur goodwill, intangible asset or other long-lived asset impairment charges in the future.

Our business acquisitions typically result in the recording of goodwill and intangible assets, and the recorded values of those assets may become impaired in the future. As of March 31, 2010, goodwill totaled approximately $4.8 billion and intangible assets, net of accumulated amortization, totaled approximately $1.6 billion. The determination of the value of such goodwill and intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. Goodwill for our three reporting units are reviewed for impairment annually, or in interim periods if certain events occur indicating that the carrying value may be impaired. We test for impairment during the fourth quarter of our fiscal year using October 1st carrying values. We assess potential impairments to goodwill and intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate cash flow. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and intangible assets are based on operational performance of our acquired businesses, market conditions, relevant trading multiples of comparable companies, the trading price of our common stock and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use are consistent with our internal planning. However, disruptions to our business, such as continued economic weakness and unexpected significant declines in operating results of reporting units, may result in our having to perform a goodwill impairment test for some or all of our reporting units prior to the required annual assessment. These types of events and the resulting analysis could result in goodwill or intangible asset impairment charges in the future. For goodwill, if the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill is less than the carrying value. For intangible assets, impairment exists if the carrying value of the intangible asset exceeds its fair value.

We also assess potential impairments to our other long-lived assets, including equity method investments, property and equipment and other assets, when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset exceeds its fair value and is not recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

If we incur goodwill, intangible asset or other long-lived asset impairment charges in the future our operating results could be adversely affected.

Our investment in NASDAQ Dubai may result in an additional impairment charge and could harm us in other ways.

In exchange for $50 million in cash and the entry into certain licensing and technology agreements, we acquired 33 1/3% of the outstanding equity of NASDAQ Dubai in 2008. At that time, NASDAQ OMX valued its total NASDAQ Dubai investment at $128 million. In May 2010, the ownership structure of NASDAQ Dubai was realigned. As part of this realignment, NASDAQ Dubai became a wholly-owned subsidiary of DFM, a publicly traded company controlled by Borse Dubai. We received a 1% equity interest in DFM in exchange for our equity interest in NASDAQ Dubai. Our existing technology and trademark licensing arrangements with Borse Dubai and NASDAQ Dubai remained unchanged. Since the realignment was completed in May 2010, we expect to record an immaterial loss in the second quarter of 2010 based on the then-current market price of DFM shares and the then-current carrying value of our investment in NASDAQ Dubai.

Additionally, the licensing and technology agreements we have entered into with NASDAQ Dubai may have an adverse effect on us to the extent that our brand is not promoted in a manner that benefits our shareholders. We may not be able to terminate these agreements or end our association with NASDAQ Dubai in a manner that would prevent harm to our brand and reputation, particularly in certain key emerging markets. Our agreements with NASDAQ Dubai also prevent or limit us from seeking opportunities to grow our business in certain regions, and this may have a negative impact on our ability to enter those markets in the future.

The regulatory framework under which we operate and new regulatory requirements or new interpretations of existing regulatory requirements could require substantial time and resources for compliance, which could make it difficult and costly for us to operate our business.

Our business is subject to extensive regulation. Under current U.S. federal securities laws, changes in the rules and operations of our markets, including our pricing structure, must be reviewed and in many cases explicitly approved by the SEC. The SEC may approve, disapprove, or recommend changes to proposals that we submit. In addition, the SEC may delay either the approval process or the initiation of the public comment process. Any delay in approving changes, or the altering of any proposed change, could have an adverse effect on our business, financial condition and operating results. We must compete not only with ATSs that are not subject to the same SEC approval process but also with other exchanges that may have lower regulation and surveillance costs than us. There is a risk that trading will shift to exchanges that charge lower fees because, among other reasons, they spend significantly less on regulation.

Furthermore, certain of our other businesses, including NFX, the clearinghouse operated by IDCG and Agora-X, are subject to regulation by the CFTC. In addition, our registered broker-dealer subsidiaries, Nasdaq Execution Services, LLC and NASDAQ Option Services, LLC, are subject to regulation by the SEC, the Financial Industry Regulatory Authority, or FINRA, and other self-regulatory organizations. These subsidiaries are subject to regulatory requirements intended to ensure their general financial soundness and liquidity, which require that they comply with certain minimum capital requirements. The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule and NYSE and FINRA rules impose certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC, the NYSE and FINRA for certain withdrawals of capital. Any failure to comply with these broker-dealer regulations could have a material adverse effect on the operation of our business, financial condition and operating results.

Our non-U.S. business is subject to regulatory oversight in all the countries in which we operate regulated businesses, such as operating exchanges or CSDs. The countries in which we currently operate or share ownership in regulated businesses include Sweden, Finland, Denmark, Iceland, Estonia, Lithuania, Latvia, Norway, Armenia, Switzerland, the Netherlands and the United Kingdom. In all the aforementioned countries, we have received authorization from the relevant authorities to conduct our regulated business activities. The authorities may revoke this authorization if we do not suitably carry out our regulated business activities. The authorities are also entitled to request that we adopt measures in order to ensure that we continue to fulfill the authorities’ requirements.

Furthermore, we hold minority stakes in other regulated entities, and certain of our customers operate in a highly regulated industry. Regulatory authorities with jurisdiction over our non-U.S. entities could impose regulatory changes that could impact the ability of our customers to use our European exchanges. The loss of a significant number of customers or a reduction in trading activity on any of our European exchanges as a result of such changes could have a material adverse effect on our business, financial condition and operating results.

We have self-regulatory obligations and also operate for-profit businesses, and these two roles may create conflicts of interest.

We have obligations to regulate and monitor activities on our markets and ensure compliance with applicable law and the rules of our markets by market participants and listed companies. In the U.S.,

the SEC staff has expressed concern about potential conflicts of interest of “for-profit” markets performing the regulatory functions of a self-regulatory organization. Although our U.S. cash equities and options exchanges outsource the majority of their market regulation functions to FINRA, we do perform regulatory functions related to our listed companies and our markets. Any failure by us to diligently and fairly regulate our markets or to otherwise fulfill our regulatory obligations could significantly harm our reputation, prompt SEC scrutiny and adversely affect our business and reputation.

Our Nordic and Baltic exchanges also monitor trading and compliance with listing standards. They monitor the listing of equities and other financial instruments. The prime objective of such monitoring activities is to promote confidence in the exchanges among the general public and to ensure fair and orderly functioning markets. The monitoring functions within the exchanges comprising NASDAQ OMX Nordic and NASDAQ OMX Baltic are the responsibility of the surveillance departments or other surveillance personnel. The surveillance departments or personnel are intended to strengthen the integrity of and confidence in these exchanges and to avoid conflicts of interest. Any failure to diligently and fairly regulate the Nordic and Baltic exchanges could significantly harm our reputation, prompt scrutiny from regulators and adversely affect our business and reputation.

We are exposed to credit risk from third parties, including customers, counterparties and clearing agents.

We are exposed to credit risk from third parties, including customers, counterparties and clearing agents. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons.

Our subsidiaries Nasdaq Execution Services and NASDAQ Options Services may be exposed to credit risk, due to the default of trading counterparties, in connection with the clearing and routing services they provide for our trading customers. System trades in equities routed to other market centers for members of The NASDAQ Stock Market are cleared by Nasdaq Execution Services, as a member of the National Securities Clearing Corporation, or NSCC. System trades in derivative contracts for the opening and closing cross and trades routed to other market centers are cleared by NASDAQ Options Services, as a member of the OCC. Pursuant to the rules of the NSCC and Nasdaq Execution Services’ clearing agreement, Nasdaq Execution Services also is liable for any losses incurred due to counterparty or a clearing agent’s failure to satisfy its contractual obligations, either by making payment or delivering securities. Pursuant to the rules of the OCC and NASDAQ Options Services’ clearing agreement, NASDAQ Options Services also is liable for any losses incurred due to counterparty or a clearing agent’s failure to satisfy its contractual obligations, either by making payment or delivering securities. Adverse movements in the prices of securities and derivative contracts that are subject to these transactions can increase our credit risk. Credit difficulties or insolvency or the perceived possibility of credit difficulties or insolvency of one or more larger or visible market participants could also result in market-wide credit difficulties or other market disruptions.

In addition, through our NASDAQ OMX Commodities, NASDAQ OMX Stockholm and IDCG clearing operations, we act as a counterparty in each transaction and thereby guarantee the fulfillment of each contract. We also are required to pledge collateral for commitments with other clearinghouses.

We also have credit risk related to transaction fees that are billed to customers on a monthly basis, in arrears. Our customers are financial institutions whose ability to satisfy their contractual obligations may be impacted by volatile securities markets.

Credit losses such as those described above could adversely affect our consolidated financial position and results of operations.

We are subject to risks relating to litigation, potential securities law liability and other liability.

Many aspects of our business potentially involve substantial liability risks. Although we are immune from private suits for self-regulatory organization activities, this immunity only covers certain of our activities in the U.S., and we could be exposed to liability under national and local laws, court decisions and rules and regulations promulgated by regulatory agencies.

In the U.S., we are subject to oversight by the SEC, and our subsidiaries NFX, the clearinghouse operated by IDCG and Agora-X are subject to oversight by the CFTC. In the case of non-compliance with our obligations under either the securities or commodities laws, we could be subject to investigation and judicial or administrative proceedings that may result in substantial penalties.

Our non-U.S. business is regulated both at the national level in several countries and at the European Union level. Implementation and application of these regulations may be undertaken by one or more regulatory authorities, which may challenge compliance with one or more aspects of such regulations. If a regulatory authority makes a finding of non-compliance, conditional fines can be imposed and our licenses can be revoked.

Some of our other liability risks arise under the laws and regulations relating to the insurance, tax, anti-money laundering, technology export, foreign asset controls and foreign corrupt practices areas. Liability could also result from disputes over the terms of a trade, claims that a system failure or delay cost a customer money, claims we entered into an unauthorized transaction or claims that we provided materially false or misleading statements in connection with a securities transaction. As we intend to defend any such litigation actively, significant legal expenses could be incurred.

Failure to attract and retain key personnel may adversely affect our ability to conduct our business.

Our future success depends, in large part, upon our ability to attract and retain highly qualified professional personnel. Competition for key personnel in the various localities and business segments in which we operate is intense. Our ability to attract and retain key personnel, in particular senior officers, will be dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. There is no guarantee that we will have the continued service of key employees who we rely upon to execute our business strategy and identify and pursue strategic opportunities and initiatives. In particular, we may have to incur costs to replace senior executive officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.

We are highly dependent on the continued services of Robert Greifeld, our Chief Executive Officer, and other executive officers and key employees who possess extensive financial markets knowledge and technology skills. We do not have employment agreements with some of these key executive officers. We do not maintain “key person” life insurance policies on any of our executive officers, managers, key employees or technical personnel. The loss of the services of these persons for any reason, as well as any negative market or industry perception arising from those losses, could have a material adverse effect on our business, financial condition and operating results.

Failure to protect our intellectual property rights could harm our brand-building efforts and ability to compete effectively.

To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, clients, strategic partners and others. The protective steps that we take may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

We have registered, or applied to register, our trademarks in the United States and in over 50 foreign jurisdictions and have pending U.S. and foreign applications for other trademarks. We also maintain copyright protection on our branded materials and pursue patent protection for software products, inventions and other processes developed by us. We also hold a number of patents, patent applications and licenses.

Effective trademark, copyright, patent and trade secret protection may not be available in every country in which we offer our services. Failure to protect our intellectual property adequately could harm our brand and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

Damage to our reputation could have a material adverse effect on our businesses.

One of our competitive strengths is our strong reputation and brand name. Various issues may give rise to reputational risk, including issues relating to:

•	the representation of our business in the media;

•	the accuracy of our financial statements and other financial and statistical information;

•	the accuracy of our financial guidance or other information provided to our investors;

•	the quality of our corporate governance structure;

•

the quality of our products, including the reliability of our transaction-based business, the accuracy of the quote and trade information provided by our market data business and the accuracy of calculations used by our Global Index Group for indexes and unit investment trusts;

•	the ability to execute our business plan, key initiatives or new business ventures and the ability to keep up with changing customer demand;

•	the quality of our disclosure controls or internal controls over financial reporting, including any failures in supervision;

•	any negative publicity surrounding our listed companies;

•	security breaches, including any unauthorized delivery of proprietary data to third parties or physical security breaches;

•	management of our outsourcing partnerships, especially our relationship with FINRA; and

•	any misconduct or fraudulent activity by our employees or other persons formerly or currently associated with us.

Damage to our reputation could cause some issuers not to list their securities on our exchanges, as well as reduce the trading volume on our exchanges or cause us to lose customers in our market data, index or market technology businesses. This, in turn, may have a material adverse effect on our business, financial condition and operating results.

We are a holding company that depends on cash flow from our subsidiaries to meet our obligations, and any restrictions on our subsidiaries’ ability to pay dividends or make other payments to us may have a material adverse effect on our results of operations and financial condition.

We are a holding company with no direct operating businesses other than the equity interests of our subsidiaries. We require dividends and other payments from our subsidiaries to meet cash requirements or to pay dividends. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.

Future acquisitions, partnerships and joint ventures may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

Over the past year, acquisitions have been significant factors in our growth. Although we cannot predict our rate of growth as the result of acquisitions with complete accuracy, we believe that additional acquisitions or entering into partnership and joint ventures will be important to our growth strategy. Many of the other potential purchasers of assets in our industry have greater financial resources than we have. Therefore, we cannot be sure that we will be able to complete future acquisitions on terms favorable to us.

We may finance future acquisitions by issuing additional equity and/or debt. The issuance of additional equity in connection with any such transaction could be substantially dilutive to existing shareholders. The issuance of additional debt could increase our leverage substantially. In addition, announcement or implementation of future transactions by us or others could have a material effect on the price of our common stock. We could face financial risks associated with incurring additional debt, particularly if the debt results in significant incremental leverage. Additional debt may reduce our liquidity, curtail our access to financing markets, impact our standing with credit agencies and increase the cash flow required for debt service. Any incremental debt incurred to finance an acquisition could also place significant constraints on the operation of our business.

These equity, debt and managerial commitments may impair the operation of our businesses. Furthermore, any future acquisitions of businesses or facilities could entail a number of additional risks, including:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition business relationships;

•	increased operating costs;

•	the diversion of our management team from its other operations;

•	problems with regulatory bodies;

•	exposure to unanticipated liabilities;

•	difficulties in realizing projected efficiencies, synergies and cost savings; and

•	changes in our credit rating and financing costs.

Our non-U.S. business operates in various emerging markets that are subject to greater political, economic and social uncertainties than developed countries.

The operations of our non-U.S. business are subject to the risk inherent in international operations, including but not limited to, risks with respect to operating in Iceland, the Baltics, Central and Eastern Europe, the Middle East and Asia. Some of these economies may be subject to greater political, economic and social uncertainties than countries with more developed institutional structures. Political, economic or social events or developments in one or more of these countries could adversely affect our operations and financial results.

We have invested substantial capital in system platforms, and a failure to successfully implement such systems could adversely affect our business.

In our technology operations, we have invested substantial amounts in the development of system platforms and in the rollout of our platforms throughout the Company. Although investments are carefully planned, there can be no assurance that the demand for such platforms will justify the related investments and that the future levels of transactions executed on these platforms will be sufficient to generate an acceptable return on such investments. If we fail to generate adequate revenue from planned system platforms, or if we fail to do so within the envisioned timeframe, it could have an adverse effect on our results of operations and financial condition.

Because we have operations in several countries, we are exposed to currency risk.

We have operations in the U.S., several of the Nordic and Baltic markets, the U.K. and many other foreign countries. We therefore have significant exposure to exchange rate movements between the Swedish Krona, Danish Krone, Icelandic Króna, Norwegian Krone, British Pound Sterling, Euro, U.S. dollar and other foreign currencies. Significant inflation or disproportionate changes in foreign exchange rates with respect to one or more of these currencies could occur as a result of general economic conditions, acts of war or terrorism, changes in governmental monetary or tax policy or changes in local interest rates. These exchange rate differences will affect the translation of our non-U.S. results of operations and financial condition into U.S. dollars as part of the preparation of our consolidated financial statements.

Charges to earnings resulting from acquisition, restructuring and integration costs may materially adversely affect the market value of our common stock.

In accordance with U.S. GAAP, we are accounting for the completion of our acquisitions using the purchase method of accounting. We are allocating the total estimated purchase prices to net tangible assets, amortizable intangible assets and indefinite-lived intangibles, and based on their fair values as of the date of completion of the acquisitions, recording the excess of the purchase price over those fair values as goodwill. Our financial results, including earnings per share, or EPS, could be adversely affected by a number of financial adjustments required by U.S. GAAP including the following:

•	we will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with acquisitions during such estimated useful lives;

•	we may have additional depreciation expense as a result of recording purchased tangible assets at fair value, in accordance with U.S. GAAP, as compared to book value as recorded;

•	to the extent the value of goodwill or intangible assets becomes impaired, we may be required to incur material charges relating to the impairment of those assets; and

•	we will incur certain adjustments to reflect the financial condition and operating results under U.S. GAAP and U.S. dollars.

THE STOCK OPTION EXCHANGE PROGRAM

1.	Eligibility

You are an “Eligible Employee” if you are an employee of NASDAQ OMX (including employees on leave of absence) as of the start of the Exchange Period (the date of the commencement of the Program), you are located in the United States and the countries listed on Schedule B of this Offer to Exchange, you remain employed by NASDAQ OMX through the Replacement Option Grant Date, which we expect will be August 3, 2010, and you hold Eligible Options. NASDAQ OMX’s directors, named executive officers and other employees at the rank of executive vice president or above are not eligible to participate in the Program. Our directors and executive officers are listed on Schedule A of this Offer to Exchange.

To receive a grant of Replacement Options, you must remain employed by NASDAQ OMX through the Replacement Option Grant Date. If you do not remain employed by NASDAQ OMX through the Replacement Option Grant Date, you will keep your current options and they will be treated in accordance with their terms and conditions. The Expiration Date and the Replacement Option Grant Date is expected to be August 3, 2010, unless we extend the Exchange Period. If you are a U.S. employee, your employment with NASDAQ OMX will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

Replacement Options are issued under The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Equity Plan”) and are subject to the Equity Plan’s terms and conditions as well as the award agreement for your Replacement Options. For example, in order to continue to vest in your Replacement Options, you must remain an employee of NASDAQ OMX through each applicable vesting date, absent a special vesting event described in the Equity Plan.

2.	Eligible Options

Subject to the terms and conditions of the Program, we will accept for exchange certain outstanding, unexercised options granted under the Plan (“Eligible Options”) that are held by Eligible Employees and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date of the Program, which we expect will be August 3, 2010, unless we extend the Exchange Period. The cancellation date will be the same date as the Replacement Option Grant Date, which we expect will be August 3, 2010, unless we extend the Exchange Period. Options will be deemed to be Eligible Options if they were granted on or after January 1, 2006 and on or before June 30, 2008 and have an exercise price greater than $30.00 per share. Eligible Options may be either vested or unvested options. As of June 30, 2010, there were 944,700 Eligible Options.

You may choose which of your Eligible Option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order or comparable legal document as the result of the end of a marriage on file with E*Trade prior to the Expiration Date. We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange only a portion of your Eligible Options, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

•	your first option grant covering 300 remaining unexercised shares;

•	your second option grant covering 1,000 shares;

•	your third option grant covering 2,000 shares;

•	two of your three option grants;

•	all three of your option grants; or

•	none of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

As discussed above, this rule will not apply to the portion of any Eligible Option grant that is subject to a domestic relations order, or comparable legal document as the result of the end of a marriage, and which is beneficially owned by a person who is not an employee of NASDAQ OMX. Any such portion of an option grant may not be exchanged in the Program, even if title to that portion of the option grant is held by an Eligible Employee. However, the portion beneficially owned by the Eligible Employee may be exchanged pursuant to the Program. Such portion must be tendered for all remaining outstanding shares.

For instance, if you are an Eligible Employee and you hold an Eligible Option grant to purchase 3,000 shares that is subject to a domestic relations order or comparable legal document on file with E*Trade, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the Program at all. These are your only choices with respect to this option grant.

If we receive and accept tenders from Eligible Employees of all Eligible Options subject to the terms and conditions of the Program, we will grant Replacement Options to purchase a total of approximately 674,522 shares of common stock, or approximately 0.32% of the total number of shares of our common stock outstanding as of March 31, 2010.

3.	Replacement Options

If you participate in the Program, you will be entitled to receive one Replacement Option for each 1.4 Eligible Options exchanged pursuant to the Offer to Exchange. We determined this Exchange Ratio by first calculating the aggregate value of the Eligible Options using a Black-Scholes option pricing model. The model uses the following assumptions to estimate fair value: average closing stock price for the 40 trading days ending on June 30, 2010 ($18.96), actual daily historical stock price volatility for the prior 0.75 years, risk free interest rates that vary with the remaining term of the Eligible Options, the remaining contractual term of the options as of June 30, 2010, option exercise price and 0.00% dividend yield. In determining the Exchange Ratio, Replacement Options are targeted to provide value that is, in the aggregate, not materially greater than the fair value of the Eligible Options and minimizes incremental compensation expense to the Company.

Depending on the assumptions used to value to your Eligible Options and Replacement Options, it is possible a Black-Scholes valuation of your Replacement Options may be more or less than a Black-Scholes valuation of your Eligible Options. The Exchange Ratio was established as of June 30, 2010 prior to the commencement of the Exchange Period. The actual Black-Scholes value of the Eligible Options and the Replacement Options cannot be known until the close of the Program at the end of August 3, 2010. Accordingly, it is important for you to evaluate this offer based on your assessment of the Company’s future stock price, the specific options you currently hold and other applicable risk factors.

For purposes of applying the Exchange Ratio, fractional Replacement Options will be rounded down to the nearest whole share on a grant by grant basis.

4.	Terms of Replacement Options/Vesting Requirements

All Replacement Options will be subject to the terms of the Equity Plan, and to an award agreement between you and NASDAQ OMX.

Replacement Options will be subject to a new vesting schedule and will be unvested at the time of grant, regardless of whether your Exchanged Options were partly or wholly vested. The Replacement Options will vest in three equal annual installments on each of the first, second and third anniversaries of the Replacement Option Grant Date and will have a term of seven years. Vesting is subject to your continued employment by NASDAQ OMX through each applicable vesting date, absent a special vesting event described in Section 6(j) or Section 11 of the Equity Plan. Special vesting terms include vesting upon your death, disability, and Retirement, and involuntary termination following a Change in Control of NASDAQ OMX. See Q&A 31, Q&A 32, and Q&A 33 under the Summary Term Sheet.

Other terms of your Replacement Options may be different from your existing stock option award agreements for Eligible Options granted under the Equity Plan. In addition, if you are an employee located outside the United States, your Replacement Options may be subject to additional terms intended to facilitate compliance with local laws and regulations or to mitigate local adverse tax consequences. You should carefully review the differences before deciding whether to participate in the Program. (See “Terms and Conditions of Eligible Options” below).

The form of award agreement for the Replacement Options is filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) and to which this Offer to Exchange relates. If you are an employee outside the United States, you may receive a different award agreement to comply or facilitate compliance with local laws and regulations or to mitigate local adverse tax consequences.

Your participation in the Program and the receipt of Replacement Options does not provide any guarantee or promise of continued employment with NASDAQ OMX.

5.	Terms and Conditions of Eligible Options

Eligible Options are subject to the terms of the Plan under which they were granted and the terms of your award agreement. Your award agreement contains important information, such as the grant date, the number of shares, the exercise price, the expiration date, and what happens to the option in certain events, such as death, disability, Retirement, and voluntary or involuntary termination. It also indicates the specific Plan under which your option grant was made.

The terms and conditions of the Eligible Options vary depending on the date of grant and the Plan under which each Eligible Option was granted.

Award Agreements for Eligible Options

The award agreement for each of your Eligible Options provides the terms and conditions of your Eligible Option. Terms relating to vesting, the exercise period and the treatment of an Eligible Option in the event of separation from the Company vary depending on the grant date of the Eligible Option. This summary is subject to the terms of the Plan under which the Eligible Option was granted and the terms of the award agreement for the Eligible Option.

Additional information about the terms of the Equity Plan under which your Eligible Option was granted can be found by accessing NASDAQ OMX’s Intranet website.

Individual grant information and details regarding your Eligible Options can be found by accessing your account at E*Trade or the Program website at https://nasdaqomx.equitybenefits.com.

6.	Summary of the Equity Plan

The following is a summary of the material terms of the Equity Plan and is qualified in its entirety by reference to the Equity Plan.

What are the purposes of the Plan?

The Equity Plan is a broad-based plan intended to provide equity-based incentives to the Company’s employees. The Company believes the Equity Plan is an important vehicle to motivate and retain talented employees, and to align the interests of employees generally with those of stockholders. It is also a vehicle for the provision of equity-based “performance-based compensation” under Section 162(m) of the Internal Revenue Code to the Company’s senior executives.

The purposes of the Equity Plan are to promote the interests of NASDAQ OMX and its stockholders by (i) attracting and retaining employees, consultants and non-employee directors of NASDAQ OMX and its affiliates, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of NASDAQ OMX and (iv) linking compensation to the long-term interests of stockholders.

The Equity Plan was originally established effective as of December 5, 2000 as The Nasdaq Stock Market, Inc. Equity Incentive Plan with an initial term of ten years. The Plan has been subsequently amended on several occasions, and most recently amended and restated as “The NASDAQ OMX Group, Inc. Equity Incentive Plan,” effective as of May 27, 2010 with an additional term of ten years. The terms and conditions of the Equity Plan as restated as of May 27, 2010 will apply to all Replacement Options.

Who administers the Plan and how is it administered?

The Equity Plan is administered by the Management Compensation Committee of the Company’s Board of Directors (the “committee”). The committee selects participants and, in a manner consistent with the terms of the Equity Plan, has the exclusive power to make awards, to determine when and to whom the awards will be granted, the types of awards and number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of such awards, and, subject to the terms of the Equity Plan and applicable law, to cancel, suspend or amend existing awards. Subject to the terms of the Equity Plan, the committee has the authority and discretion to determine the extent to which awards under the Equity Plan will be structured to conform with the requirements applicable to performance-based compensation as described in Section 162(m) of the Code.

Except to the extent prohibited by applicable law, the committee may also allocate all or any portion of its responsibilities and powers to any of its members and may delegate all or any portion of its responsibilities to any person(s) selected by it, but it cannot delegate such authority with respect to any participant that is a covered employee under Section 162(m) of the Code, or who is a Company officer or director subject to the reporting requirements of Section 16 of the Exchange Act. The committee has the power to revoke any allocation or delegation at any time.

The committee is authorized to interpret the Equity Plan, to adopt administrative rules, regulations, procedures and guidelines for the Equity Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Equity Plan or any award under it.

Who is eligible for awards under the Equity Plan?

Persons eligible to be a participant under the Equity Plan include employees, officers, consultants, advisors and non-employee directors of the Company or any subsidiary or affiliate of the Company. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are also eligible to receive awards under the Equity Plan, in substitution for awards granted by that company.

What is the term of the Equity Plan?

The Equity Plan will expire on May 27, 2020. Generally speaking, any award granted prior to the termination date of the Equity Plan may extend beyond such termination date and the committee has the authority to administer the Equity Plan beyond the termination date with respect to previously-granted awards.

How many shares have been allocated to the Equity Plan?

The total number of shares authorized for awards under the Equity Plan since its inception is up to 35,700,000 shares of Company common stock. As of May 31, 2010, 8,850,269 shares were available for future awards under the Equity Plan.

Subject to certain limited exceptions, any shares covered by an award that is forfeited, or an award that is settled for cash or otherwise expires, terminates or is cancelled without the delivery of shares, or otherwise without the participant having received any benefit therefrom will, to the extent of any such forfeiture, expiration, termination or cancellation, be returned to the pool of shares again be available for issuance under the Equity Plan. However, shares covered by those Eligible Options that are cancelled in exchange for Replacement Options under the Program will not be returned to the pool of shares available for issuance under the Equity Plan.

Are there any limitations on the number of shares that may be awarded to any participant under the Equity Plan?

The Equity Plan provides that no participant may receive awards in any calendar year that consist of more than 2,000,000 shares.

How is fair market value determined under the Equity Plan?

Fair market value is the value of a share of common stock of the Company determined by the closing sale price reported for such common stock on The NASDAQ Stock Market on such date or, if no closing price is reported on such date, the closing sale price reported on the next succeeding date on which a closing sale price is reported.

What types of awards are available under the Equity Plan?

Stock Options. The committee is authorized to grant incentive stock options and non-qualified stock options to participants under the Equity Plan. The terms of any incentive stock option granted under the Equity Plan must comply in all respects with the provisions of Section 422 of the Code, and the regulations thereunder. Options designated as incentive stock options will not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be non-qualified stock options) to the extent that the aggregate fair market value of the shares (determined as of the date of grant) associated with such options that are exercisable for the first time by the participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000.

The terms and conditions of each stock option grant will be determined by the committee and set forth in the applicable award agreement or certificate. A stock option may, as determined by the committee, be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement.

Subject to the terms of the Equity Plan and the related award agreement or certificate, any option may be exercised at any time during the period commencing with either the date that the option is granted or the first date permitted under a vesting schedule established by the committee and ending with the expiration date of the option. A participant may exercise his or her option for all or part of the number of shares or rights which he or she is eligible to exercise under terms of the applicable award agreement. The committee has the discretion to determine the form(s) and method(s) by which payment of the exercise price will be made by the participant, including, without limitation, by use of cash, by exchanging shares owned by the participant for at least six months (which are not the subject of any pledge or other security interest), by “net settling” the option to have the Company retain the number of shares with a fair market value on the date of exercise equal to the exercise price and applicable tax withholdings, through any broker’s cashless exercise procedure approved by the committee, or any combination of the foregoing.

Unless the applicable award agreement or certificate provides otherwise, the Equity Plan provides for certain rules with respect to outstanding options at time of separation from service or entitlement to long term disability benefits. The following sets forth the general rules with respect to the treatment of outstanding options upon various separation from service or disability events. The committee has the authority to revise these general rules on a participant-by-participant basis by including such revised provisions in the award agreement or certificate:

•

In the event of separation from service for cause (as defined in the Equity Plan), then all unvested option awards will immediately be deemed cancelled and forfeited. Vested options, if any, will remain exercisable for a period of ten days following such separation from service (or until the option’s expiration date, if sooner), and will thereafter be deemed cancelled and forfeited.

•

In the event of separation from service because of death or Retirement (as defined in the Equity Plan), then all option awards that would have become vested on or before the first anniversary of such death or Retirement (had the individual remained in employment) will vest on the date of death or Retirement and the remaining unvested options will be deemed cancelled and forfeited. The participant’s vested options will remain exercisable by the participant (or the participant’s estate or beneficiary) for a period of one year following the date of death or Retirement (or until the option’s expiration date, if sooner), and will thereafter be deemed cancelled and forfeited.

•

In the event the participant is determined by the insurance carrier under the Company’s then-current long-term disability (or LTD) plan to be disabled and entitled to LTD benefits, then the latest of (i) the first day of the period for which the participant is paid LTD benefits, or (ii) the date on which the insurance carrier notifies the Company of its LTD determination, or (iii) the date the participant is, under the terms of the Equity Plan, deemed to separate from service by reason of the disability will be the participant’s “Vesting Acceleration Date.” All option awards that would have become vested on or before the first anniversary of the Vesting Acceleration Date (had the participant remained actively employed) will vest on the Vesting Acceleration Date and any remaining unvested options will be deemed cancelled and forfeited. The participant’s vested options will remain exercisable by the participant (or his or her estate, as applicable) until the first anniversary of the Vesting Acceleration Date (or until the option’s expiration date, if sooner), and will thereafter be deemed cancelled and forfeited. However, if the participant ceases to be eligible for LTD benefits prior to such first anniversary of the Vesting Acceleration Date and returns to active employment, then no options will be deemed cancelled or forfeited on account of the participant’s prior absence from employment, and the determination of the date on which such options will cease to be exercisable will be made as if the participant had not previously received LTD benefits, and had instead remained continuously employed.

•

For all other events of separation from service, the participant’s unvested option will be deemed cancelled and forfeited on the date of the participant’s separation from service. The participant’s vested options, if any, will remain exercisable until the close of the 90-day period following separation from service (or until the option’s expiration date, if sooner) and will thereafter be deemed cancelled and forfeited.

Restricted Stock and Restricted Stock Unit Awards. The committee may grant restricted stock or restricted stock units (or RSUs) to participants under the Equity Plan. Each RSU will have a value equal to the fair market value of a share of Company common stock, and may be paid in cash, shares, other securities or other property, in the sole discretion of the committee. The terms and conditions of each such award are established by the committee and set forth in an associated award agreement. The committee has the authority and discretion to determine the number of shares of restricted stock, and/or the number of RSUs, to be granted to each participant, the performance criteria, if any, and level of achievement in relation to the criteria that will determine the number of shares of restricted stock or RSUs granted, issued or vested, the terms and conditions with respect to the vesting and/or forfeiture of the restricted stock or RSUs (which vesting and/or forfeiture provisions may be in addition to any performance criteria and may extend beyond the performance period), and such other terms and conditions and restrictions (including restrictions on transfer) not inconsistent with the terms of the Equity Plan.

Dividends or other distributions paid on or in respect of restricted stock or RSUs may be paid directly to the participant, or may be reinvested in additional shares of restricted stock or in additional RSUs, as determined by the committee in its discretion at the time the award is made.

Restricted stock and RSU awards (subject to satisfaction of any purchase price requirement) will be transferred or paid to the participant as soon as practicable following the award date or the termination of the vesting or lapse of restrictions set forth in the Equity Plan or the award agreement, and the satisfaction of any and all other conditions of the award applicable to such restricted stock or RSU award, but in no event later than two and one-half (2  1/2 ) months following the end of the calendar year that includes the later of the award date or the restriction end date, as the case may be.

Unless the applicable award agreement provides otherwise, the Equity Plan provides for certain rules with respect to the vesting of restricted stock and RSU awards at the time of separation from services or entitlement to long term disability benefits. The following sets forth the general rules with respect to the vesting of restricted stock and RSU awards at various separation from service events. The committee has authority to revise these general rules on a participant-by-participant basis by including such revised provisions in the applicable award agreement:

•	In the event of separation from service for cause (as defined in the Equity Plan), then all unvested restricted stock or RSU awards will immediately be deemed cancelled and forfeited.

•

In the event of separation from service due to death or Retirement (as defined in the Equity Plan), then all restricted stock or RSU awards that would have become vested on or before the first anniversary of such death or Retirement (had the individual remained in employment) will vest on the date of death or Retirement and the remaining unvested restricted stock or RSU awards will be deemed cancelled and forfeited.

•

In the event the participant is determined by the insurance carrier under the Company’s then-current long-term disability (LTD) plan to be disabled and entitled to LTD benefits, then the latest of (i) the first day of the period for which the participant is paid LTD benefits, (ii) the date on which the insurance carrier notifies the Company of its LTD determination or (iii) the date the participant is, under the terms of the Equity Plan, deemed to separate from service by reason of disability will be the participant’s “Vesting Acceleration Date.” All restricted stock or RSU awards that would have vested on or before the first anniversary of the Vesting Acceleration Date (had the participant remained actively employed) will vest on the Vesting Acceleration Date and any remaining unvested options will be deemed cancelled and forfeited. However, if the participant ceases to be eligible for LTD benefits prior to such first anniversary of the Vesting Acceleration Date and returns to active employment, then no restricted stock or RSUs will be deemed cancelled or forfeited on account of the participant’s prior absence from employment, and the determination of the vesting of such restricted stock or RSUs will be determined as if the participant had not previously received LTD benefits, and had instead remained continuously employed.

•

In all other events of separation from service, the participant’s unvested restricted stock and RSU awards will be deemed cancelled and forfeited on the date of the participant’s separation from service.

Other Stock-Based Awards. Subject to the terms of the Equity Plan, the committee may grant participants other awards (which may include rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of the Company’s common stock. The committee will determine the terms and conditions of such awards and set forth such terms and conditions in an award agreement. Any such other stock-based award which is valued in whole or in part by reference to shares will be valued based on the fair market value of a share, on a non-discounted basis.

Historically, the Company has used the Equity Plan’s provision to grant other stock-based awards to issue grants of Performance Share Units (PSUs) providing for the payment of shares based on the achievement of certain corporate performance goals, subject to the grantee’s satisfaction of a service-based vesting requirement.

Performance-Based Compensation Awards. The committee may provide in the terms and conditions of any award that receipt of the award is contingent on satisfaction of an individual or corporate performance requirement and/or a vesting requirement. In addition, the committee may designate any awards under the Equity Plan as performance compensation awards in order to qualify those awards as performance based compensation under Section 162(m) of the Code.

For awards intended to qualify as performance-based compensation under Section 162(m) of the Code, performance awards will be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures as established by the committee:

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	earnings per share;

•	non-GAAP earnings per share;

•	revenue growth;

•	share price;

•	market share;

•	net income or net revenue or net profit (before or after taxes);

•	income from operations (before or after taxes);

•	return measures (including without limitation return on assets or net assets, capital or sales);

•	cash flow (including without limitation, operating cash flow and/or free cash flow;

•	expense or budget targets;

•	planning accuracy (as measured by comparing planned results to actual results);

•	objectively determinable effectiveness, efficiency or business retention/expansion goals; and/or

•	business effectiveness survey results.

Performance measures may be determined either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit, division, department or function of the Company or any subsidiary of the Company, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s or previous period’s results or to a designated comparison group or company or stock market index, in each case as specified by the committee.

For performance awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Code requires that performance goal(s) relating to performance measures set forth above: (1) must be pre-established in writing by the committee (within 90 days after the beginning of the performance period (or, with respect to a performance period shorter or longer than one year, before the first 25 percent of the performance period has lapsed)) and (2) the achievement of performance goals must be certified in writing prior to payment of the award. In addition to establishing minimum performance goals below which no compensation will be payable pursuant to a performance award, the committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

To the extent consistent with Section 162(m) of the Code, the committee may, in determining whether pre-established performance goals have been achieved, in its discretion, include or exclude the effect of any of the following events that occur during a performance period:

•	asset write-downs;

•	significant litigation or claim judgments or settlements;

•	the effect of changes in tax laws, accounting standards or principles or other laws or regulatory rules affecting reported results;

•	any reorganization and restructuring programs;

•

extraordinary non-recurring items as described in Accounting Principles Board opinion No. 30 (or any successor thereto) and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for an applicable year;

•	acquisition or divestiture;

•	foreign exchange gains and losses;

•	any change in the Company’s fiscal year; and

•	any other specific unusual or nonrecurring event, or objectively determinable category thereof.

The committee may, in its discretion, also establish additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any performance compensation award. Such additional restrictions and conditions may include, among other matters, the receipt by a participant of a specified annual performance rating, a vesting requirement of continued employment by the participant until a date that may be beyond the end of a performance period, and/or the achievement of specified performance goals by the Company, business unit or participant. The committee may also reduce the amount of any performance compensation award if it concludes that such reduction is necessary or appropriate in its sole discretion; provided that the committee will not have the discretion to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

What are the methods a participant can use to pay any purchase or exercise price associated with a vested award?

A participant can pay the applicable purchase or exercise price for shares or other securities delivered pursuant to an award under the Equity Plan, or the tax liability associated with such vesting or exercised award, in one of the following methods or forms: cash, shares, other securities, other awards, or other property, or any combination of the foregoing, as the committee may determine. The value of such consideration, if shares of the Company’s common stock are used, will be based on the fair market value of the shares as of the date of payment.

How can the number of shares available for issuance under the Equity Plan be adjusted?

In the event that the committee determines that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Accounting Standards Codification Topic 718, or otherwise affects the common stock of the Company, then the committee will adjust awards as specified in the Equity Plan in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan.

The committee’s adjustment will be effective and binding for all purposes of the Equity Plan, subject to the restrictions specified under the Equity Plan.

Are the awards transferable?

Except as otherwise determined by the committee, no award and no right under any award may be assigned, sold or transferred by a participant other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, a participant may transfer any vested award, other than an incentive stock option, to any person who is a “family member” of the participant as such term is used in the instructions to Form S-8 or to one or more trusts for the exclusive benefit of such immediate family members or partnerships in which such immediate family members are the only partners if the award agreement so provides, the transfer is approved by the committee and the participant does not receive any consideration for the transfer. Any transferred award will continue to be subject to the same terms and conditions that were applicable to the award immediately prior to its transfer (except that the transferred award will not be further transferable by the transferee).

How can the Equity Plan be amended, modified or terminated?

The board of directors of NASDAQ OMX may amend, alter, suspend, discontinue or terminate the Equity Plan or any portion thereof at any time; however no such change will be made without: (i) stockholder approval if such approval is necessary to comply with tax, legal or regulatory requirements or (ii) the consent of the affected participant, if such action would adversely affect any material rights of the participant under any outstanding award. In addition, the committee may amend the Equity Plan or any portion thereof at any time to cure any ambiguities, correct defective or inconsistent provisions or make other immaterial changes. Finally, the committee may at any time (without the consent of participants) modify, amend or terminate any or all of the provisions of the Equity Plan to the extent necessary to conform the provisions of the Equity Plan with respect to Section 409A of the Code.

The committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any awards granted under the Equity Plan. Any such action that would adversely affect the right of any participant will not be made without the consent of the affected participant. In addition, the committee will not have the power to amend the terms of previously granted awards to reduce, or cancel such awards and grant substitute awards which would have the effect of reducing the exercise price except as permitted by the Plan. Without stockholder approval, (i) no amendment or modification may reduce the exercise price of any outstanding stock option or cancel outstanding stock options for cash, other awards or stock options with an exercise price that is less than the exercise price of the original stock options, and (ii) the committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of The NASDAQ Stock Market.

Notwithstanding the foregoing, the committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, any affiliate, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan. Unless otherwise determined by the committee, no adjustment will be authorized to the extent that such authority would be inconsistent with the Equity Plan’s meeting the requirements of Section 162(m) of the Code to the extent Section 162(m) applies to an award.

Finally, the committee has the right, in its discretion, to cancel awards in connection with the sale or merger of the Company, the Company’s reorganization or liquidation, or the sale of substantially all of the Company’s assets. In such event, the committee may, in its sole discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding awards and cause the holders thereof to be paid, in cash or in stock, or any combination thereof, the value of such awards based upon the price per share received or to be received by other stockholders of the Company in such event.

What happens to an award in the event of a change in control of the Company?

In the event the employment of a participant following a change in control (as defined in the Equity Plan) is involuntarily terminated by the Company (or its successor) other than for cause (as defined in the Equity Plan) within the one-year period following a change in control, or in such other circumstances as may be provided in the award, all unvested awards will vest immediately upon such a termination. In the case of vested awards that are stock options, the awards will become immediately exercisable in accordance with their terms and will remain exercisable for the remainder of their stated terms.

What are the federal income tax consequences of awards granted under the Equity Plan?

The following brief description, which is based on existing law, sets forth certain of the federal income tax consequences of the grant of awards under the Equity Plan. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change by new legislation, by new regulations, by administrative pronouncements and by court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements and court decisions. Any such change may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the Equity Plan is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an option will generally realize taxable compensation at that time in the amount of the difference between the option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. A deduction for federal income tax purposes will generally be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Incentive Stock Options. An optionee is not taxed at the time an incentive stock option is granted. The tax consequences upon exercise and later disposition of the underlying shares generally depend upon whether the optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the stock option.

If the optionee satisfies both the employment rule and the holding rule for income tax purposes, the optionee will not recognize income upon exercise of the stock option and the Company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.

If the optionee meets the employment rule but fails to observe the holding rule (a “disqualifying disposition”), the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option exercise price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the shares were held after the stock option was exercised). If the sale price is less than the fair market value on the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option exercise price. In both situations, the tax deduction allowable to the Company is limited to the ordinary income recognized by the optionee. Under current Internal Revenue Service guidelines, the Company is not required to withhold any federal income tax in the event of a disqualifying disposition.

Different consequences may apply for an optionee subject to the alternative minimum tax.

Restricted Stock. Upon the grant of restricted stock, a participant will not recognize taxable income and the Company will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares). Alternatively, a participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which he will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the grant. The amount recognized by the participant is subject to income tax withholding requirements. At the time the participant recognizes income with respect to the restricted stock, the Company is generally entitled to a deduction in an equal amount. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were vested/delivered to the participant pursuant to the award.

Performance Share Awards, Restricted Stock Unit Awards. A participant who receives a performance share award or RSU award or other stock-based award which includes a performance and/or vesting requirement or other restriction that must be satisfied prior to payment will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is the Company entitled to any deduction at such time. However, if a participant files an 83(b) election with the IRS within 30 days after the grant of a performance share award, he or she will recognize ordinary income at the time of the grant in an amount equal to the fair market value of the shares on the date of grant.

When any part of a performance share award (for which no 83(b) election was made) or award of RSUs is paid (in the case of cash) or becomes vested or delivered (in the case of shares) to the participant, the participant will realize compensation taxable as ordinary income in an amount equal to the cash paid or the fair market value of shares vested or delivered.

Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and the Company will generally be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the participant pursuant to the award.

Impact of Section 409A. Section 409A of the Internal Revenue Code applies to deferred compensation, unless the compensation was both deferred and vested prior to January 1, 2005. Generally speaking, “deferred compensation” is compensation earned currently, the payment of which is deferred to a later taxable year, and an amount is “vested” on the date that the participant’s right to receive the amount is no longer conditioned on the participant’s performance of services or upon the occurrence of an event (such as a change in control) or the achievement of performance goals that are substantially related to the purpose of the compensation.

Options, restricted stock, performance share awards, RSU awards, and other stock-based awards available under the Equity Plan are designed to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, an interest penalty and an additional 20% tax on the amount underlying the award.

Are there any limitations on the Company’s deduction?

With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1,000,000 paid to the Company’s CEO and its three other highest-paid executive officers (other than the principal financial officer). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

7.	Expiration Date

The Expiration Date for the Program will be 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. We may, in our discretion, extend the Exchange Period, in which event the Expiration Date will refer to the latest time and date at which the extended Exchange Period expires. See below under “Extension of Program; Termination; Amendment” for a description of our rights to extend, terminate and amend the Program.

8.	Purpose of the Program

We believe that the Program will foster retention of our valuable employees and better align the interests of our employees and non-employee stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain our employees and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By offering the Program, we intend to provide Eligible Employees with the opportunity to exchange their Eligible Options for Replacement Options that over time may have a greater potential to increase in value. We chose to offer the Program instead of simply granting more options for a number of reasons. The Program is designed to decrease our option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The Exchange Ratio used in the Program is designed to help accomplish this goal. We believe structuring the Program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this Offer to Exchange or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving NASDAQ OMX;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from The NASDAQ Stock Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither NASDAQ OMX nor our Board of Directors or its Management Compensation Committee or any employee of the Company may make any recommendation as to whether you should participate in the Program, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer to Exchange and consult your own legal, financial and tax advisors. You must make your own decision about whether to participate in the Program.

9.	Procedures for Electing to Exchange Options

Proper Election to Exchange Options

Participation in the Program is voluntary. To participate in the Program, you must complete the actions below before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010. Once you have properly completed all of the actions, the confirmation page will be available for you to print. A confirmation also will be emailed to your NASDAQ OMX email address.

If you are an Eligible Employee, you will receive on the commencement date of the Program an email announcing the Program and directing you to the website for the Program, which is located at https://nasdaqomx.equitybenefits.com. If you wish to participate in the Program, you must access the Program website and follow the direction on the Program website. Through the Program website you will have access to the following personalized information with respect to each Eligible Option you hold:

•	the grant date indicated for the Eligible Option on the applicable option agreement;

•	the current exercise price per share in effect for the Eligible Option;

•	the number of shares of the Company’s common stock exchangeable under the Eligible Option;

•	the election alternatives available to you; and

•	the Expiration Date.

On the exchange page of the Program website, you will need to check the appropriate box next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of the Program or retain your options under their current terms. If you are satisfied with your elections you will have to agree to the Terms of Election. Only after you agree to the Terms of Election and confirm your election, will you be directed to the Confirmation page. Please print and keep a copy of the Confirmation page for your records. At this point, you will have completed the election process.

The Program website also contains a Model page, which allows Eligible Employees to enter hypothetical information regarding our future stock price and see the stock price’s effect on the potential future values of your Eligible Options or Replacement Options. Note that this exchange Model tool will not calculate the actual value of Eligible Options or Replacement Options as the values generated depend on your estimate of the future value of our stock and do not take into account all relevant factors, such as taxes. The Model page provides you limited mathematical simulations of the potential value that could be received from exchanging your Eligible Options for the grant of the new Replacement Options. The exchange Model does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The exchange Model is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer. The exchange Model provided in the Program website is not intended to act as a financial planning tool or a tax planning tool and is not a recommendation as to whether or not to participate in the offer. We recommend that you consult a professional financial and tax advisor to discuss your individual situation. In providing the Model page, we make no forecast or projection regarding the future market price of NASDAQ OMX common stock. You should not rely on hypothetical NASDAQ OMX stock prices used on the exchange Model for any purpose.

If you are not able to submit your election electronically by using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet services), you must complete a paper election form and return it to the Company by email to Lindsay Katz at lindsay.katz@nasdaqomx.com with the subject line “Elect”, before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. To obtain a paper election form, please contact Lindsay Katz at lindsay.katz@nasdaqomx.com, stating your first and last name, your NASDAQ OMX employee ID Number, your telephone number and an email address if one is available.

You must complete the election process (whether electronically or in paper form) in the foregoing manner before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless the Exchange Period is extended. If we extend the Exchange Period beyond that deadline, you must complete the process before the extended expiration date of the Program.

If you participate in the Program, you may exchange some or all of your Eligible Options. However, you may not make a partial tender of an option grant unless that option grant is covered by a domestic relations order or comparable legal document as the result of the end of a marriage. The Program website includes a list of your outstanding Eligible Options.

Your election to participate becomes irrevocable after 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless the Exchange Period is extended past that time, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election at any time before the Expiration Date, as described above. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the Expiration Date.

You are responsible for properly making your election. Only elections, whether made electronically or on a paper election form, that are complete, signed, electronically or manually, and actually received electronically through the Program website at https://nasdaqomx.equitybenefits.com or in paper form by email to lindsay.katz@nasdaqomx.com with the subject line: “Elect,” by the deadline will be accepted. Elections submitted by any other means, including hand-delivery, interoffice, facsimile or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election (or paper election form) by email within two U.S. business days of the receipt of your electronic election (or paper election form). If you have not received an email confirmation, you should confirm that we have received your electronic election (or paper election form). Confirmation requests may be submitted only by the Program website or in paper form by email to lindsay.katz@nasdaqomx.com with the subject line: “Confirmation.” Confirmation requests submitted by any other means are not permitted.

The Program is a one-time stock option exchange program, and we will strictly enforce the Exchange Period. We reserve the right to reject any options tendered for exchange that are received after the close of the Exchange Period, or that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of the Program, we will accept all properly tendered options promptly after the expiration of the Exchange Period.

Our receipt of your election is not by itself an acceptance of your Eligible Options for exchange. For purposes of the Program, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible Options accepted for exchange will be cancelled, and the shares of stock underlying such cancelled options will not be returned to the pool of shares available for future awards under the Equity Plan.

Determination of Validity; Rejection of Options; Waiver of Defects

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Eligible Employees may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not Eligible Options, or are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Program or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the Exchange Period, subject only to an extension that we may grant in our discretion.

Our Acceptance Constitutes an Agreement

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the Program. Our acceptance of your Eligible Options for exchange will constitute a binding agreement between NASDAQ OMX and you upon the terms and subject to the conditions of the Program, the Equity Plan and the award agreement for your Replacement Options.

10.	Withdrawal Rights and Change of Election

You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.

You may change your election with respect to your Eligible Options at any time before the close of the Exchange Period, which is expected to be 12:00 midnight, United States Eastern Time, at the end of August 3, 2010. If we extend the Exchange Period, you may change your election at any time until the extended Expiration Date. In addition, if we do not accept your Exchanged Options before August 31, 2010, the 40th business day from the commencement of this Offer to Exchange, you may withdraw the options you have elected to exchange any time after August 31, 2010.

Subject to the preceding paragraph, if you wish to change your election to participate in the Program, you must access the Program website at https://nasdaqomx.equitybenefits.com and complete a new electronic election before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. If you are not able to submit a new election electronically using the Program website as a result of technical failures of the Program website, such as the Program website being unavailable or the Program website not accepting your new electronic election, or if you do not otherwise have access to the Program website for any reason (including lack of Internet service), you must complete a new paper election form and return it to the Company by email to lindsay.katz@nasdaqomx.com with the subject line “Elect,” before 12:00 midnight, United States Eastern Time, at the end of August 3, 2010, unless we extend the Exchange Period. To obtain a paper election form, please contact Lindsay Katz at lindsay.katz@nasdaqomx.com, stating your first and last name, your NASDAQ OMX employee ID Number, your telephone number and an email address if one is available.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election (or paper election form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic elections (or paper election form). Eligible Employees may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties.

You are responsible for properly making your election. Only elections, whether made electronically or on a paper election form, that are complete, signed, electronically or manually, and actually received electronically through the Program website at https://nasdaqomx.equitybenefits.com or in paper form by email to lindsay.katz@nasdaqomx.com with the subject line: “Elect,” by the deadline will be accepted. Elections submitted by any other means, including hand-delivery, interoffice, facsimile or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election (or paper election form) by email within two U.S. business days of the receipt of your electronic election (or paper election form). If you have not received an email confirmation, you should confirm that we have received your electronic election (or paper election form). Confirmation requests may be submitted only by the Program website or in paper form by email to lindsay.katz@nasdaqomx.com with the subject line: “Confirmation.” Confirmation requests submitted by any other means are not permitted.

11.	Acceptance of Options for Exchange and Issuance of Replacement Options

Upon the terms and conditions of the Program and promptly following the expiration of the Exchange Period, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of the Exchange Period. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your Eligible Options are properly tendered by you for exchange and accepted by us, these awards will be cancelled as of the cancellation date, which we anticipate to be August 3, 2010.

For purposes of the Program, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn prior to the Expiration Date as of the time when we give written notice to the option holders generally of our acceptance for exchange of the Eligible Options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Program discussed in Section 21 of this Offer to Exchange, we expect that we will accept promptly after the expiration of the Program all properly tendered Eligible Options that are not validly withdrawn.

We will grant the Replacement Options on the Replacement Option Grant Date which will be the same date as the cancellation date. We expect the Replacement Option Grant Date will be August 3, 2010, unless we extend the Exchange Period, in which case the Replacement Option Grant Date will be similarly extended. All Replacement Options will be granted under the Equity Plan and will be subject to an award agreement between you and NASDAQ OMX. The number of Replacement Options you will receive will be determined in accordance with the Exchange Ratio described above under “Replacement Options.” After the Replacement Option Grant Date, you will receive a notice that your new award agreement is available within your individual E*Trade account.

Options that we do not accept for exchange will remain outstanding until they expire or are terminated by their terms and will retain their current exercise price and current vesting schedule.

12.	Conditions of the Program

Notwithstanding any other provision of the Program, we will not be required to accept any options tendered for exchange, and we may terminate the Program, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date the Program begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

there has been threatened (orally or in writing) or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Program or otherwise relating in any manner, to the Program;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the Program, any of which might restrain, prohibit or delay completion of the Program or impair the contemplated benefits of the Program to us;

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions;

•	in our reasonable judgment, any extraordinary or material adverse change in United States or global financial markets generally;

•

the commencement, continuation or escalation of a war or other national or international calamity, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Program; or

•	if any of the situations described above existed at the time of commencement of the Program and that situation, in our reasonable judgment, deteriorates materially after commencement of the Program;

•

a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or will have been publicly disclosed or we have learned that:

¡

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Program;

¡	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

¡

any new group has been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Program or with such acceptance for exchange of Eligible Options;

•

there has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Program, other than as contemplated as of the commencement date of the Program;

•	any event or events has occurred that has resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events has occurred that has resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Program to us; or

•

any rules or regulations by any governmental authority, The NASDAQ Stock Market, FINRA or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to NASDAQ OMX that, in our reasonable judgment, materially adversely affect NASDAQ OMX or the contemplated benefits of the Program to us.

If any of the above events occur, we may:

•	terminate the Program and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Program and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Exchange Period expires;

•	amend the terms of the Program; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Program is open, complete the Program.

The conditions to the Program are for our benefit. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Program. If a condition is triggered and unless the condition is one where satisfaction of the condition may only be determined upon the expiration of the Offer to Exchange, we will promptly notify impacted Eligible Employees whether we have waived such condition. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights; provided, however, that our acceptance of Exchanged Options will constitute a waiver of the occurrence of a condition specified above. Waivers of any material conditions require that at least five business days remain in the Exchange Period following the date of the waiver. Eligible Employees may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties.

13.	Price Range of Shares Underlying the Options

The shares of NASDAQ OMX common stock that are issuable upon the exercise of your options are traded on The NASDAQ Stock Market under the symbol “NDAQ.” The following table shows, for the periods indicated, the high and low prices per share of our common stock as reported by The NASDAQ Stock Market.

	High	Low
Fiscal 2010
Second quarter	$23.11	$17.54
First quarter	21.33	17.87
Fiscal 2009
Fourth quarter	$21.02	$17.63
Third quarter	23.24	18.71
Second quarter	22.93	17.51
First quarter	27.39	18.35
Fiscal 2008
Fourth quarter	$34.88	$14.96
Third quarter	38.81	22.76
Second quarter	42.29	26.47
First quarter	49.90	34.75

On July 2, 2010, the closing sale price of our common stock, as reported by The NASDAQ Stock Market, was $17.30 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether to participate in the Program.

14.	Information Concerning NASDAQ OMX/Financial Information

Our principal executive offices are located at One Liberty Plaza, New York, New York 10006, and the telephone number at that address is (212) 401-8700. Questions regarding the Program or this Offer to Exchange should be directed to the Program’s email at Option.ExchangeProgramQuestions@nasdaqomx.com.

NASDAQ OMX is a leading global exchange group that delivers trading, exchange technology, securities listing, and public company services across six continents. Our global offerings are diverse and include trading across multiple asset classes, market data products, financial indexes, capital formation solutions, financial services and market technology products and services. Our technology powers markets across the globe, supporting cash equity trading, derivatives trading, clearing and settlement and many other functions.

In the U.S., we operate The NASDAQ Stock Market, a registered national securities exchange. The NASDAQ Stock Market is the largest cash equities securities market in the U.S. in terms of listed companies and in the world in terms of share value traded. As of March 31, 2010, The NASDAQ Stock Market was home to 2,823 listed companies with a combined market capitalization of approximately $4.3 trillion. In addition, in the U.S. we operate a second cash equities trading market, two options markets, a futures market, a derivatives clearinghouse and a clearinghouse for over-the-counter power and gas markets.

In Europe, we operate exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Iceland as NASDAQ OMX Nordic and exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as NASDAQ OMX Baltic. In addition, we operate NASDAQ OMX Commodities, an offering for trading and clearing commodities based in Norway, and NASDAQ OMX Armenia. In some of the countries where we operate exchanges, we also provide clearing, settlement and depository services.

Collectively, the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic offer trading in cash equities, bonds, structured products and ETFs, as well as trading and clearing of derivatives. Our Nordic and Baltic operations also offer alternative marketplaces for smaller companies called NASDAQ OMX First North. As of March 31, 2010, the exchanges within NASDAQ OMX Nordic and NASDAQ OMX Baltic were home to 792 listed companies with a combined market capitalization of approximately $935 billion.

NASDAQ OMX is a corporation organized under the laws of the State of Delaware. NASDAQ OMX is a holding company created by the business combination of The Nasdaq Stock Market, Inc. and OMX AB (publ) which was completed on February 27, 2008.

The information included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 is incorporated herein by reference.

Financial Information: Below is a summary of the Company’s condensed consolidated financial statements. The following summary of the Company’s condensed consolidated financial statements should be read in conjunction with the Company’s condensed consolidated financial statements as of March 31, 2010 and for the quarters ended March 31, 2010 and March 31, 2009 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as well as the Company’s consolidated financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, both of which are incorporated herein by reference. The selected condensed consolidated statement of operations for the quarters ended March 31, 2010 and March 31, 2009, as well as the condensed consolidated balance sheets as of March 31, 2010 and December 31, 2009 were derived from the Company’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The selected condensed consolidated statement of operations for the years ended December 31, 2009 and December 31, 2008 and the balance sheet as of December 31, 2008 were derived from the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company’s interim results are not necessarily indicative of results for the full fiscal year, and the Company’s historical results are not necessarily indicative of the results to be expected in any future period.

The NASDAQ OMX Group, Inc. and Subsidiaries

Summary of the Condensed Consolidated Statements of Income and Balance Sheets

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended		Year Ended
	March 31, 2010	March 31, 2009	December 31, 2009	December 31, 2008
Statements of Income Data
Total revenues(1)	$764	$895	$3,409	$3,650
Cost of revenues(1)	(404)	(526)	(1,956)	(2,190)
Revenues less liquidity rebates, brokerage, clearance and exchange fees	360	369	1,453	1,460
Total operating expenses	248	203	850	820
Operating income	112	166	603	640
Net income	60	94	263	315
Net income attributable to NASDAQ OMX	61	94	266	314
Basic and diluted earnings per share:
Basic earnings per share	$0.29	$0.47	$1.30	$1.65

Diluted earnings per share	$0.28	$0.44	$1.25	$1.55

Weighted-average common shares outstanding for earnings per share:
Basic	211,165,338	201,945,206	204,698,277	190,362,605
Diluted	214,761,357	214,286,374	214,537,907	204,514,862

	March 31, 2010	December 31, 2009	December 31, 2008
Balance Sheets Data
Total current assets	$3,221	$3,424	$5,428
Total assets	10,519	10,722	12,752
Total current liabilities	2,570	2,856	5,077
Total liabilities	5,572	5,763	8,449
Total NASDAQ OMX stockholders’ equity	4,919	4,932	4,286
Total equity	4,931	4,944	4,303

(1)	We record execution revenues from transactions on a gross basis in revenues and record related expenses as cost of revenues.

Ratio of Earnings to Fixed Charges: The ratio of earnings to fixed charge is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, the earnings and fixed charges are computed as defined in Item 503(d) of SEC Regulation S-K.

	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008	Fiscal Quarter Ended March 31, 2010
Ratio of earnings to fixed charges	4.29	5.60	3.06

Book Value Per Share: The Company’s book value attributable to The NASDAQ OMX Group, Inc. per diluted common share as of the Company’s most recent balance sheet date, March 31, 2010, was $23.50.

Additional Information. For more information, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 and our other SEC filings. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 23, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

15.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options

Our directors and executive officers are listed on Schedule A of this Offer to Exchange. Our directors, named executive officers and other employees at the rank of executive vice president and above may not participate in the Program.

As of May 31, 2010, our directors, executive officers and our other employees at the rank of executive vice president and above (a total of 23 persons) as a group held unexercised and outstanding options under the Equity Plan to purchase a total of 5,353,690 of shares of our common stock, which represented approximately 49% of the shares subject to all options outstanding under our Equity Plan as of that date. Our Chief Executive Officer, Robert Greifeld, received an inducement award of non-qualified stock options outside of the Equity Plan exercisable for 1,000,000 shares of common stock pursuant to the terms of his 2003 employment agreement, of which he has exercised 300,000 shares. The award was granted on April 15, 2003 at an exercise price of $5.28 per share and expires on April 15, 2013. The option became exercisable with respect to 250,000 shares on July 10, 2003 and became exercisable with respect to 250,000 shares on each of April 15, 2004, 2005 and 2006.

Except for equity awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our Equity Plan or purchase of our shares under our employee stock purchase plan, and except as set forth in this Offer to Exchange, neither we nor, to the best of our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this Offer to Exchange with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The following table sets forth the beneficial ownership of each of our directors, executive officers and our other employees at the rank of executive vice president and above of options under our Equity Plan (and with respect to Mr. Greifeld, the options granted as described above) as of May 31, 2010. The percentages in the table are based on the total number of outstanding options, whether or not eligible for exchange under the Program, to purchase shares of our common stock, which was approximately 10,945,230 as of May 31, 2010. Our directors, named executive officers and our other employees at the rank of executive vice president and above are not eligible to participate in the Program.

Name	Position	Shares Under Exercisable Options (1)	Percentage of Total Outstanding Options under all Plans

Robert Greifeld	Chief Executive Officer and Director	2,480,000	22.7%
Bruce E. Aust	Executive Vice President of the Global Corporate Client Group	273,279	2.5%
Anna M. Ewing	Executive Vice President and Chief Information Officer	164,879	1.5%
Adena T. Friedman	Executive Vice President of Corporate Strategy and Chief Financial Officer	302,279	2.8%
Edward S. Knight	Executive Vice President and General Counsel	220,100	2.0%
Ronald Hassen (2)	Senior Vice President, Controller and Principal Accounting Officer	129,383	1.2%
John L. Jacobs	Executive Vice President of Worldwide Marketing and Financial Products	302,279	2.8%
Hans-Ole Jochumsen	Executive Vice President of Transaction Services Nordic	0	0%
Eric W. Noll	Executive Vice President of Transaction Services U.S. and U.K.	0	0%
Urban Bäckström	Director	0	0%
H. Furlong Baldwin	Director	5,000	* %
Michael Casey	Director	5,000	* %
Lon Gorman	Director	0	0%
Glenn H. Hutchins	Director	0	0%
Birgitta Kantola	Director	0	0%
Essa Kazim	Director	0	0%
John D. Markese	Director	5,000	* %
Hans Munk Nielsen	Director	0	0%
Thomas F. O’Neill	Director	0	0%
James S. Riepe	Director	0	0%
Michael R. Splinter	Director	0	0%
Lars Wedenborn	Director	0	0%
Deborah L. Wince-Smith	Director	0	0%

*	Less than 1%
(1)	Includes shares under options exercisable on May 31, 2010 and options which become exercisable within 60 days thereafter.
(2)	Eligible to participate in the Program because he does not have a title at or above executive vice president.

Neither we, nor, to our knowledge, any of our directors, executive officers or other employees at the rank of executive vice president and above, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under the Equity Plan, or in transactions involving our common stock during the 60 days before and including May 31, 2010.

16.	Status of Exchanged Options Acquired by Us in the Program

The Exchanged Options that we acquire through the Program will be cancelled and the shares subject to those options will not be returned to the pool of shares under the Equity Plan. Such shares therefore will not be available for future awards to employees and other eligible Equity Plan participants, respectively.

17.	Accounting Consequences of the Program

Pursuant to Accounting Standards Codification 718, “Compensation – Stock Compensation,” we may be required to recognize additional compensation expense to the extent the Replacement Options have a greater value than the Exchanged Options they replace. The Program has been designed to minimize the additional accounting expense expected to be recognized as a result of the implementation of the Program, and we do not anticipate significant additional accounting expense to be incurred as a result of the implementation of this Program.

18.	Legal Matters and Regulatory Approvals

NASDAQ OMX’s shareholders approved the Program on May 27, 2010. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of Replacement Options as contemplated by the Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any listing requirements of The NASDAQ Stock Market that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the United States. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action.

However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation pursuant to the Program to accept tendered options for exchange and to issue Replacement Options for tendered options is subject to the conditions described above under “Conditions of the Program.”

If we are prohibited by applicable laws or regulations from granting Replacement Options or required to obtain a license or regulatory permit or make any other filing before granting Replacement Options on the Replacement Option Grant Date, we will not grant any Replacement Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the Replacement Option Grant Date we will not grant any Replacement Options and you will not receive any other benefit for the options you tendered.

19.	Material U.S. Federal Income Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY

PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a brief discussion of the material United States federal income tax consequences associated with the exchange of Eligible Options for Replacement Options pursuant to the Program. This discussion is based on the Code, its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which may change, possibly on a retroactive basis. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. If you are a citizen or resident of, or are otherwise subject to the tax laws of another country or change your residence or citizenship during the term of the Program, the information contained in this discussion may not be applicable to you.

Stock Option Taxation

The exchange of Eligible Options for Replacement Options generally will not be a taxable event. All of the Replacement Options will be non-qualified stock options and no Eligible Options and/or Replacement Options will qualify as “incentive stock options” within the meaning of Section 422 of the Code.

The grant of Replacement Options generally will not result in taxable income to Eligible Employees. An Eligible Employee will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by Eligible Employees upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.

Generally, the Company will be entitled to a federal income tax deduction in the same amount and at the same time as an Eligible Employee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code.

Eligible Employees may also be subject to state and local taxes in connection with the exercise of Replacement Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

Tax Withholding

We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a Replacement Option.

In addition, if you are a resident of a country other than the United States, there may be additional tax and social insurance consequences applicable to you in connection with your participation in the Program.

20.	Material Income Tax Consequences and Certain Other Considerations for Employees who Reside Outside the U.S.

Attached as Schedule B to this Offer to Exchange are short summaries of the general tax consequences associated with participation in the Program in countries other than the U.S. where residents are eligible to participate. If you are subject to the tax laws in any of these countries, please see Schedule B for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor before deciding whether to participate in the Program.

21.	Extension of Program; Termination; Amendment

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed above under “Conditions of the Program” has occurred or is deemed by us to have occurred, to extend the Expiration Date and delay the acceptance for exchange of any Eligible Options. If we elect to extend the Expiration Date, we will give you written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, email or other form of communication no later than 9:00 a.m., United States Eastern Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Program and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events described above under “Conditions of the Program” occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event described above under “Conditions of the Program” has occurred or is deemed by us to have occurred, to amend the Program in any respect, including by decreasing or increasing the consideration offered in the Program or by decreasing or increasing the number of options being sought in the Program. As a reminder, if a particular option grant expires after commencement, but before cancellation under the Program, that particular option grant is not eligible for exchange. Therefore, if we extend the Program for any reason and if a particular option that was tendered before the originally scheduled expiration of the Program expires after such originally scheduled expiration date but before the actual expiration date under the extended Program, that option would not be eligible for exchange.

The minimum period during which the Program will remain open following material changes in the terms of the Program or in the information concerning the Program, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options to be exchanged in the Program or the consideration being offered by us for the Eligible Options in the Program, the Program will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the Program is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Exchange Period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Program, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, United States Eastern Time.

22.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through the Program.

23.	Additional Information

This document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to participate in the Program:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 filed with the SEC on February 18, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 filed with the SEC on May 5, 2010;

•	Our Current Reports on Form 8-K filed with the SEC on January 11, 2010, January 11, 2010, January 13, 2010, January 19, 2010, February 8, 2010, April 22, 2010, April 30, 2010, June 2, 2010;

•	Our Definitive Proxy Statement on Schedule 14A for our 2010 Annual Meeting of Stockholders and additional definitive soliciting material, each filed with the SEC on April 16, 2010; and

•

The description of our common stock set forth under the caption “Item 11. Description of Registrant’s Securities to be Registered” in the Form 10, filed on April 30, 2001, as amended, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this document is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing or telephoning the Company at the following address:

The NASDAQ OMX Group, Inc.

One Liberty Plaza

New York, New York 10006

Attention: Investor Relations

(212) 401-8700

Email: investor.relations@nasdaqomx.com

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information contained in this document about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in the Program.

24.	Miscellaneous

We are not aware of any jurisdiction in which participation in the Program is being offered to employees where the Program is not in compliance with applicable law. We may become aware of one or more jurisdictions where the Program is not in compliance with valid applicable law. If we are unable to comply with such law or otherwise determine that it is impracticable or inadvisable to permit participation of employees in the Program by employees in such jurisdiction, participation in the Program will not be offered to, nor will options be accepted from, employees residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Program. You should rely only on the information in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Program other than the information and representations contained in this Offer to Exchange and in the related documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

The NASDAQ OMX Group, Inc.

July 7, 2010

SCHEDULE A

INFORMATION CONCERNING

THE DIRECTORS AND EXECUTIVE OFFICERS OF NASDAQ OMX

The following table sets forth the name, business address, and principal occupation or employment at the present time for each director and executive officer of NASDAQ OMX. Unless otherwise noted, each such person is a citizen of the United States. In addition, unless otherwise noted, each such person’s business address is One Liberty Plaza, New York, New York 10006.

DIRECTORS OF NASDAQ OMX

Urban Bäckström	Non-Executive Deputy Chairman of the Board of The NASDAQ OMX Group, Inc.; Managing Director of the Confederation of Swedish Enterprise. Mr. Bäckström is a citizen of Sweden.

H. Furlong Baldwin	Non-Executive Chairman of the Board of The NASDAQ OMX Group, Inc.; Retired; former Chairman and Chief Executive Officer of Mercantile Bankshares Corporation.

Michael Casey	Advisor to the Chief Executive Officer and Chief Financial Officer of Starbucks Corporation.

Lon Gorman	Retired; former Chairman of NYFIX, Inc.

Robert Greifeld	Chief Executive Officer of The NASDAQ OMX Group, Inc. and Director.

Glenn H. Hutchins	Co-Founder and Co-Chief Executive of Silver Lake.

Birgitta Kantola	Chief Executive Officer of Birka Consulting Ab. Ms. Kantola is a citizen of Finland.

Essa Kazim	Chairman of Borse Dubai and Dubai Financial Market. Mr. Kazim is a citizen of the United Arab Emirates.

John D. Markese	President and Chief Executive Officer of the American Association of Individual Investors.

Hans Munk Nielsen	Deputy Mayor of Rudersdal municipality in Denmark. Mr. Nielsen is a citizen of Denmark.

Thomas F. O’Neill	Founding Principal of Sandler O’Neill + Partners L.P.

James S. Riepe	Senior Advisor to T. Rowe Price Group, Inc.

Michael R. Splinter	Chairman, President and Chief Executive Officer of Applied Materials, Inc.

Lars Wedenborn	Chief Executive Officer of Foundation Asset Management. Mr. Wedenborn is a citizen of Sweden.

Deborah L. Wince-Smith	President and Chief Executive Officer of the Council on Competitiveness.

A-1

EXECUTIVE OFFICERS OF NASDAQ OMX

(WHO ARE NOT ALSO DIRECTORS OF NASDAQ OMX)

Bruce E. Aust	Executive Vice President, the Global Corporate Client Group

Anna M. Ewing	Executive Vice President and Chief Information Officer

Adena T. Friedman	Executive Vice President, Corporate Strategy and Chief Financial Officer

Ronald Hassen*	Senior Vice President, Controller and Principal Accounting Officer

John L. Jacobs	Executive Vice President, Chief Marketing Officer, Global Index Products and Global Marketing Group

Hans-Ole Jochumsen	Executive Vice President, Transaction Services Nordic. Mr. Jochumsen is a citizen of Denmark.

Edward S. Knight	Executive Vice President, General Counsel and Chief Regulatory Officer

Eric W. Noll	Executive Vice President of Transaction Services U.S. and U.K.

*	Eligible to participate in the Program because he does not have a title at or above executive vice president.

A-2

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

The Offer to Exchange will be made to Eligible Employees in the following non-U.S. countries:

Australia	Latvia

Denmark	Lithuania

Estonia	The Netherlands

Finland	Singapore

Hong Kong	Sweden

Iceland	United Kingdom

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

AUSTRALIA

The following is a general summary of the material tax consequences of accepting the Exchange Offer for eligible employees subject to tax in Australia. This summary is based on the laws in effect in Australia as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retrospective basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Further, if you have been a resident in different countries at any point since the grant of your Eligible Options or if you have become resident in different countries between the grant and vesting of the Replacement Options, the tax information in this document may apply differently to you. Therefore, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in Australia apply to your specific situation.

Tax Information

Option-for-Option Exchange

Your acceptance of this offer to exchange Eligible Options for the Replacement Options may give rise to taxation. The exchange may be treated as a disposal of your Eligible Options in exchange for the right to receive the Replacement Options. Therefore, there may be tax implications for you in relation to both of the following: (1) the “cancellation” of the Eligible Options; and (2) the grant of the right to receive the Replacement Options.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the Eligible Options (a “Tax Election”). The tax treatment of the disposal of the Eligible Options will also depend on whether the disposal is considered a non-arm’s length transaction (as assumed below) or not. If, however, the Australian taxation authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the Eligible Options may be different than described below. Please seek appropriate advice as to the Australian tax consequences in such circumstances.

If you did not make a Tax Election on your Eligible Options

If you did not make a Tax Election, you may be subject to tax on the market value (as defined under Australian tax law) of the Eligible Options on the cancellation date (i.e., the date on which your Eligible Options are exchanged) less any consideration paid or given to acquire the right (if any). The “market value” of your options is either the market value according to ordinary principles or the greater of (i) the market value of the shares underlying the Eligible Options less the exercise price, and (ii) the value of the Eligible Options determined in accordance with a statutory formula.

Because the exercise price of the Eligible Options will exceed the market value of the underlying shares as of the cancellation date, the market value of the Eligible Options will be determined in accordance with a statutory formula. The market value under the formula is based on the market value of the underlying shares, the exercise price of the Eligible Options and the remaining exercise period. In accordance with the statutory formula, the market value of the Eligible Options generally will be nil where the market value of the underlying shares on the cancellation date is less than 50% of the exercise price of the Eligible Options.

If you made a Tax Election on your Eligible Options

If you made a Tax Election to be taxed on grant and your Eligible Options are cancelled, you may be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the Eligible Options at the time of the cancellation and the market value of the Eligible Options at the time of the grant (as defined under Australian tax law). If at the time of the cancellation of the Eligible Options you have held the Eligible Options for at least one year prior to the cancellation date, you will be subject to capital gains tax only on 50% of your capital gain. If you have not held the Eligible Options for at least one year, you will be subject to capital gains tax on the entire capital gain.

If the market value of the Eligible Options at the time of cancellation is less than the market value of the Eligible Options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wages income).

IMPORTANT NOTE: On December 14, 2009, the tax treatment of shares or rights to acquire shares provided under an employee share scheme granted on or after July 1, 2009 changed due to the enactment of new employee share scheme rules. The following discussion incorporates these new rules. The discussion is necessarily general in nature and does not purport to be tax advice in relation to an actual or potential participant in the Plan.

Grant of Replacement Options

The Australian tax legislation contains specific rules, in Division 83A of the Income Tax Assessment Act 1997, governing the taxation of shares and rights (called “ESS interests”) acquired by employees under employee share schemes. The Replacement Options issued under the Plan should be regarded as a right to acquire shares and, accordingly, an ESS interest for these purposes.

ESS interests are taxed at grant, unless they are subject to a real risk of forfeiture, in which case taxation is deferred.

The real risk of forfeiture test requires that:

(a)	there must be a real risk that, under the conditions of the scheme, you will forfeit the Replacement Options or lose them (other than by disposing of them, exercising them or letting them lapse); or

(b)	there must be a real risk that, under the conditions of the scheme, if your Replacement Options vest, you will forfeit the shares or lose them other than by disposing of them.

The terms of the Replacement Option grant are set out in the Plan and your Replacement Option award agreement. It is understood that, in general, your Replacement Options will satisfy the real risk of forfeiture test and, accordingly, you will be subject to deferred taxation. However, whether or not there is a real risk of forfeiture may depend upon your individual circumstances. Accordingly, you should seek your own personal advice in relation to your particular circumstances.

Taxation of Replacement Options That Are Subject to a Real Risk of Forfeiture

You will be required to include an amount in your assessable income for the income year (i.e., the financial year ending 30 June) in which the earliest of the following events occurs in relation to your Replacement Options (the “ESS deferred taxing point”). In addition to income taxes, this amount will be subject to Medicare Levy.

Your ESS deferred taxing point will be the earliest of the following:

(a)	when there is both no longer a real risk of losing your Replacement Options and there are no longer any genuine restrictions that prevent you from disposing of them;

(b)	when there are no longer any genuine restrictions on the vesting of the Replacement Options or the underlying shares being disposed of, and there is no real risk of forfeiting your Replacement Options or underlying shares;

(c)	cessation of relevant employment - you cease relevant employment when you are no longer employed by your employer or any company in the NASDAQ group; or

(d)	7 years from when the Replacement Options were acquired.

Notwithstanding the foregoing, the ESS deferred taxing point will be moved to the time you dispose of your Replacement Options if you dispose of your options or the underlying shares within 30 days of the original ESS deferred taxing point (the “30 day rule”).

Based upon the foregoing and assuming you remain employed with the Company’s local affiliate in Australia through the vesting period of your Replacement Options, it is anticipated that your ESS deferred taxing point will be the date on which your Replacement Options vest and become exercisable. Note that if your Replacement Options are underwater (i.e., if the fair market value of the Company’s stock is less than the Replacement Option exercise price) on the date of vesting, the Replacement Options may not be exercised until such time as they are no longer underwater. This exercise restriction likely will delay the ESS deferred taxing point beyond the vesting date in the event that the Replacement Options are underwater on the vesting date.

Amount to Be Included in Assessable Income if an ESS Deferred Taxing Point Occurs

The amount you must include in your assessable income in the income year in which the ESS deferred taxing point occurs in relation to your Replacement Options will be the difference between the “market value” of the Replacement Options at the ESS deferred taxing point and the cost base of the Replacement Options.

The “market value” of your Replacement Options or the underlying shares, as applicable, at the ESS deferred taxing point is determined according to the ordinary meaning of market value. However, the method for calculating the value of an ESS interest can also be specified by regulation in the Income Tax Assessment Regulations 1997 (Cth) (the “Regulations”).

The previous rules in Division 13A of the Income Tax Assessment Act 1936 (Cth) in relation to the valuation of unlisted rights have been replicated in the Regulations and can be used to determine a safe harbour valuation.

Accordingly, the market value of the Replacement Options will be either the market value determined according to ordinary principles or the greater of the following:

(a)	market value of the underlying shares at the ESS deferred taxing point less the exercise price;[1] and

(b)	market value of the Replacement Options as calculated in accordance with a statutory formula, based on the market value of the underlying shares, the exercise price and the term of the Replacement Options.

If the ESS deferred taxing point is aligned with the time of disposal of the Replacement Options or the underlying shares (because of the operation of the 30 day rule), the market value of the Replacement Options must be determined according to ordinary principles.

If Employment Ceases Before the Replacement Options Vest

If you cease employment with the Company’s local affiliate in Australia that employs you prior to the vesting date of some or all of your Replacement Options and the Replacement Options do not vest upon termination of employment (i.e., they are forfeited), you may be treated as never having acquired the forfeited stock options, in which case no amount will be included in your assessable income.

Sale of Shares

When you subsequently sell any Company shares you acquire pursuant to your Replacement Options, you may be subject to capital gains tax unless you dispose of the shares within 30 days after the original ESS deferred taxing point (in which case, your tax treatment will be limited to the income tax consequences described above).

The assessable capital gain will be:2

(a)	where you have held the shares for less than one year – the difference between the sale proceeds (where the disposal is an arm’s length transaction) or market value (where the disposal is a non-arm’s length transaction) and the cost base of the shares; or

(b)	where you have held the shares for at least one year – 50% of the difference between the sale proceeds (where the disposal is an arm’s length transaction) or market value (where the disposal is a non-arm’s length transaction) and the cost base of the shares.

If your ESS deferred taxing point occurs when you acquire the shares, the cost base of the shares will include the market value of the shares at ESS deferred taxing point.

[1]	If the exercise price is nil or cannot be determined, then the market value of the right at the taxable event is the same as the market value of the underlying shares at that date.
[2]	Any capital gain is subject to you first applying any prior year and current year capital losses against the full capital gain.

If you sell the shares in an arm’s length transaction at a price that is less than the cost base of the shares, a capital loss equal to the difference will be available to be offset against same year or future year capital gains. That is, a capital loss cannot be used to offset other income (including salary and wage income).

If the shares are sold in a non-arm’s length transaction, a capital loss will be available only where the market value of the shares is less than the cost base.

Withholding and Reporting

In general, so long as you have provided your Tax File Number (“TFN”) or Australian Business Number (“ABN”), neither the Company nor the local affiliate in Australia that employs you will be subject to any income tax withholding obligations when the Eligible Options are cancelled, when the Replacement Options are granted or the ESS deferred taxing point occurs, or when you dispose of shares acquired upon exercise of your Replacement Options. Instead, you personally will be responsible for reporting on your tax return and paying any tax liability in relation to the stock options at the ESS deferred taxing point. In addition, you will be responsible for reporting and paying any tax liability on any capital gains (or losses) you realize from the sale of the shares you acquire pursuant to your stock options.

Either the Company or the local affiliate in Australia that employs you will provide you (no later than July 14 after the end of the income year) and the Commissioner of Taxation (no later than August 14 after the end of the income year) with a statement containing certain information about your participation in the Plan in the income year the Replacement Options are granted and more detailed information in the income year when the ESS deferred taxing point occurs (including the provider’s estimate of the market value of the Replacement Options at the taxing point).

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

DENMARK

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in Denmark. This summary is based on the laws in effect in Denmark as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Denmark apply to your specific situation.

IMPORTANT NOTE: This summary has been prepared based upon the assumption that, upon exercise, Replacement Options will be settled using newly-issued shares.

Tax Information

Option-for-Option Exchange

You will be subject to income tax and Labour market contributions as a result of the exchange of Eligible Options for the grant of Replacement Options pursuant to the Offer to Exchange because the new grant will be considered a disposal of the Eligible Options. The taxable amount likely will be the value of the Replacement Options less the amount you paid for the Eligible Options (which will be zero). The value of the Replacement Options will be calculated in accordance with Black-Scholes formula and will be taxable with an effective rate of up to approximately 56% (including Labour market contributions).

Grant of Replacement Options

You will be subject to tax, including Labour market contributions, when the Replacement Options are granted to you, as described above.

Exercise of Replacement Options

You will not be subject to tax when you exercise the Replacement Options.

Sale of Shares

When you subsequently sell the shares acquired at exercise, gains up to DKK 48,300 (2010) will be subject to capital gains tax at a rate of 28%. Gains above the threshold will be subject to tax at a rate of 42%. The taxable amount will be the difference between the sale price of the shares and the value of the Replacement Options at the time of exchange which will be calculated in accordance with Black-Scholes formula, as described above.

A loss on listed shares may be off-set only against income from other listed shares. However, a loss is only deductible if the Danish tax authorities have been informed of the acquisition of the shares.

Withholding and Reporting

Your employer is not required to withhold income tax or Labour market contributions upon the grant of the Replacement Options or when you sell the underlying shares.

However, your employer is required to report the sale price of the Eligible Options (i.e., the value of the Replacement Options at the time of grant, as this value is considered the sale price for the Eligible Options) to the Danish tax authorities. Your employer likely will not be required to report the exercise of the Replacement Options to the Danish tax authorities.

You will be responsible for reporting and paying any taxes that are due (including Labour market contributions) in connection with the exchange of your Eligible Options or any gain realized from the sale of the shares.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

ESTONIA

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in Estonia. This summary is based on the laws in effect in Estonia as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Estonia apply to your specific situation.

IMPORTANT NOTE: The Estonian Ministry of Finance has proposed tax law changes which, if adopted by parliament, would affect the taxation of stock options on/after January 1, 2011. This summary was prepared based upon information available as of June 1, 2010 and may change depending upon the final tax law amendments adopted by parliament.

Tax Information

Option-for-Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise your Replacement Options, you will not be subject to tax.

If the Replacement Options are deemed a fringe benefit, your employer will be required to pay income tax and social tax on the difference between the fair market value of the shares at exercise and the exercise price (the “spread”). The options will likely be deemed a fringe benefit if your employer (i) is involved in making the Replacement Option grant or in the administration of the Equity Plan, or (ii) reimburses the Company for the cost of the Replacement Options. In any event, please note that the taxation of stock options is not entirely certain under Estonian tax law and it is possible that the Estonian tax authorities may interpret this issue differently. Accordingly, you should discuss the taxation of your stock options with your own tax advisor.

Please note that there is currently draft legislation proposed by the Estonian Ministry of Finance to amend the current taxation of equity awards such that awards granted to employees by the employer or a parent or subsidiary associated with the employer (such as in this case) will, in all cases, be deemed a fringe benefit and subject to income tax payable by the employer and social taxes, as applicable.

If the draft legislation is enacted, options exercised on or after January 1, 2011 will be deemed a fringe benefit and taxed at exercise based on the difference between fair market value of the shares underlying the stock options at exercise and the acquisition cost of the shares (i.e., the exercise price). However, if you do not exercise the stock options for a period of three years from the date of grant, no tax obligations will arise.

Sale of Shares

When you subsequently sell the shares acquired at exercise, you will be subject to tax on the difference between the sale price and the exercise price (less any expenses incurred in relation to the acquisition and sale of the shares (e.g., broker’s fees). However, if the shares issued at exercise were deemed a fringe benefit, the taxable amount will be the difference between the sale price and the value taxed as a fringe benefit at exercise (less any expenses, as stated above).

Withholding and Reporting

To the extent the grant of Replacement Options or the issuance of shares at exercise is considered a fringe benefit, your employer is required to pay income tax and social tax. (No withholding obligations apply irrespective of whether the grant of Replacement Options or issuance of shares is considered a fringe benefit.) You personally will be responsible for reporting the income and paying income tax due when you recognize a taxable gain from the sale of shares.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

FINLAND

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in Finland. This summary is based on the laws in effect in Finland as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Finland apply to your specific situation.

Tax Information

Option-for-Option Exchange

There are no statutory rules regarding an Offer to Exchange under the Finnish Income Tax Act. A change of terms and conditions of a stock option generally is not considered a taxable event for employees. The Option-for-Option Exchange is most likely treated as a change of the Equity Plan, as no benefit materializes at the time of the exchange. In such case, the Option-for-Option Exchange would not trigger any tax consequences. As this view is not directly based on any tax statute, the tax decision will be based on case-specific assessment by the tax authorities.

Grant of Replacement Options

You will not be subject to taxation when the Replacement Options are granted to you.

Exercise of Replacement Options

On the date(s) you exercise your Replacement Options and acquire shares of the Company’s common stock, you will be subject to taxation on the difference between the fair market value of such shares on the date of exercise and the exercise price you paid for the shares (the “spread”). The spread will be treated as additional salary and will be subject to income taxes and employee health contributions.

Sale of Shares

When you subsequently sell the shares acquired at exercise, you will be subject to taxation. The taxable amount will equal the difference between the sale proceeds and the fair market value of the shares on the date of exercise. This amount will be subject to taxation at a flat tax rate.

When determining the amount of the taxable capital gain, you may deduct from the sales price of the shares sold either: (A) the acquisition cost of the shares plus your costs in connection with the gain, or (B) a deemed acquisition cost of 20% of the sales price. If method (B) is used, no other costs relating to acquiring or selling the shares can be deducted. If the shares are held for at least 10 years, a deemed acquisition cost of 40% of the sales price is used for method (B).

If the shares are sold at a loss, capital losses can be deducted only from other capital gains. However, if the losses cannot be deducted in the year of loss they can be carried forward and deducted over the next three years.

You personally will be responsible for reporting any taxable income arising upon the sale or disposition of the shares and paying the applicable taxes directly to the local tax authorities.

Withholding and Reporting

In general, the local affiliate in Finland will be required to report the spread you realize on the date of exercise as taxable income to the local tax authorities and withhold income taxes and employee health contributions.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

HONG KONG

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in Hong Kong. This summary is based on the laws in effect in Hong Kong as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

WARNING: The contents of the Offer to Exchange documents have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Offer to Exchange. If you are in any doubt about any of the contents of the Offer to Exchange documents, you should seek independent professional advice.

Tax Information

Option-for-Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to salaries tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (i.e., the “spread”). You will not be subject to Mandatory Provident Fund contributions on the spread at exercise because the spread is not considered “relevant income” for purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

Sale of Shares

When you sell the shares acquired at exercise, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold tax when you exercise your Replacement Options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report and pay any salaries taxes resulting from the exercise of the Replacement Options on your annual tax return.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

ICELAND

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in Iceland. This summary is based on the laws in effect in Iceland as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Iceland apply to your specific situation.

IMPORTANT NOTE: Under the current law in Iceland, strict foreign exchange control restrictions effectively prohibit the exercise of stock options. Although there is no prohibition against participating in the Offer to Exchange, you will not be allowed to exercise your Replacement Options unless/until such time that exercising stock options is permissible by law without the need to obtain an exemption or special approval from the authorities.

Tax Information

Option-for-Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise your Replacement Options (assuming such exercise is permitted under local law), you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (i.e., the “spread”). The spread will be treated as income and taxed at your marginal income tax rate. The spread will also be subject to social insurance contributions payable by your employer.

Sale of Shares

When you sell your shares, the gain realized from the sale of shares is subject to capital gains tax. The capital gain is calculated as the difference between the sale price and the fair market value of the shares at exercise.

Withholding and Reporting

In general, the local affiliate in Iceland will be required to withhold and report income tax and to pay social insurance contributions due on the spread when you exercise your options. You are required to report the fair market value of the shares or you receive at exercise, any dividends received, and any gain from the subsequent sale of shares on your annual tax return.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

LATVIA

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in Latvia. This summary is based on the laws in effect in Latvia as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Latvia apply to your specific situation.

Tax Information

Option-for-Option Exchange

You are not likely to be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You are not likely to be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise your Replacement Options, you are likely to be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (i.e., the “spread”). If the local affiliate in Latvia reimburses the Company for the cost of the option benefit, you also will be subject to social insurance contributions on the spread, as the benefit received may be treated as arising from you employment relationship.

Sale of Shares

When you subsequently sell the shares acquired at exercise, any capital gain (i.e., the difference between the sale price and the fair market value of the shares at the time of exercise less any expenses incidental to the exercise (e.g., broker fees) (provided such expenses were paid by you)) will be subject to capital gains tax.

Withholding and Reporting

The local affiliate in Latvia will be required to withhold income tax and social insurance contributions (if applicable) when you exercise your Replacement Options. However, it is your responsibility to report and pay any taxes due when you sell shares acquired under the Equity Plan.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

LITHUANIA

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in Lithuania. This summary is based on the laws in effect in Lithuania as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Lithuania apply to your specific situation.

Tax Information

Option-for-Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise your Replacement Options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (i.e., the “spread”).

Sale of Shares

When you subsequently sell the shares acquired at exercise, you will not be subject to income tax on the gain provided that you (i) hold the shares for at least 366 days and (ii) have held less than 10% of the outstanding shares of the Company shares during the three-year period prior to the sale of the shares. If you sell your shares back to the Company or to any other person before 366 days have lapsed, or you have held more than 10% of the outstanding shares of the Company during the three-year period prior to the sale of the shares, you will be subject to income tax on the difference between the sale price of the shares and the fair market value of shares on the date of exercise.

Withholding and Reporting

In general, the local affiliate in Lithuania will not be subject to any tax withholding and reporting obligations in connection with your stock options. Instead, you personally will be responsible for reporting any taxable amounts attributable to your stock options and paying any applicable taxes directly to the local tax authorities.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

THE NETHERLANDS

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in the Netherlands. This summary is based on the laws in effect in the Netherlands as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the Netherlands apply to your specific situation.

IMPORTANT NOTE: This summary is limited to the exchange of unvested Eligible Options for Replacement Options.

Tax Information

Option-for Option Exchange

You likely will not be subject to tax as a result of the exchange of unvested Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you generally will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (i.e., the “spread”). You will also be subject to social insurance contributions (both national insurance and employees’ social insurance) on the spread at exercise, subject to the applicable contribution ceiling.

Investment Tax

You will be subject to an investment yield tax based on the average of the value of all assets that you own at the end of the year (including shares of Company common stock, provided that you hold less than 5% of the issued share capital). An exemption is available on the first €20,661 (for 2010) of the average value of the assets held during the relevant calendar year.

Sale of Shares

When you sell shares acquired at exercise, you will not be subject to capital gains tax (provided you hold less than a 5% interest in the Company as a private investment).

Withholding and Reporting

Your employer is required to withhold and report the income tax and social insurance contributions (to the extent you have not exceeded any applicable contribution ceiling) due when you exercise the Replacement Options. If your actual tax liability differs from the amount withheld, you are responsible for paying the additional tax. You are also responsible for reporting and paying any investment tax due.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

SINGAPORE

The following is a general summary of the material tax consequences of accepting the Exchange Offer for eligible employees subject to tax in Singapore. This summary is based on the laws in effect in Singapore as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

Tax Information

Option-for-Option Exchange

You may be subject to Singapore income tax as a result of the exchange of Eligible Options for the grant of Replacement Options because the Inland Revenue Authority of Singapore (“IRAS”), in principle, may view the tender as a taxable “release” of an existing right. However, it is possible that the IRAS may disregard the release of Eligible Options for practical purposes and simply tax the Replacement Options at exercise in the event the IRAS determines that no immediate benefit accrues to you upon the exchange of the options. You are advised to consult with your tax advisor in this regard.

Grant of Replacement Options

In view of the IRAS’ practice, as explained above, it is possible that you may not be subject to any Singapore income tax when the Replacement Options are granted to you.

Exercise of Replacement Options

Subject to the deferral provisions discussed below, you will be subject to income tax when you exercise your Replacement Options on the difference between the open market value of the shares on the date of exercise and the exercise price (i.e., the “spread”).

Under the Employee Remuneration Incentive Scheme (All Corporations) (“ERIS (All Corporations) Scheme”), an income tax exemption will be granted for a total gain of up to SGD 1 million arising from the exercise of your Replacement Options over a ten-year period, which begins in the year you first enjoy the tax exemption. Out of the SGD 1 million, the first SGD 2,000 of the gain each year will be given a 100% tax exemption. An additional 25% of the remaining annual gains each year will also be exempted from tax.

This scheme is only available if the Replacement Options are granted to at least 25% (50% for grants on or before February 15, 2008) of the employees employed by the Company’s entity in Singapore. Additionally, there are vesting period requirements. Your Replacement Options must be exercised only on or after the one-year anniversary of the grant date.

Under the Qualified Employee Equity-Based Remuneration Scheme (“QEEBR Scheme”), a qualifying employee may apply to the IRAS for deferral of the tax payable on the income realized at exercise that was not exempt from tax at vesting under the ERIS (All Corporations) Scheme (if applicable) for up to a maximum of five years. The deferral period starts on January 1 of the year of assessment (i.e., the year after exercise). Please note that if you qualify for deferral under the QEEBR Scheme, interest will accrue on the tax-deferred amount. The tax deferred and the corresponding amount of interest will be due upon the expiration of the deferral period.

Sale of Shares

When you subsequently sell any shares acquired at exercise of your Replacement Options, you will not be subject to tax on the gains unless you are engaged in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when your Replacement Options are exercised. However, your employer will prepare a Form IR8A (Appendix 8B) each year and include any taxable benefit that you have derived pursuant to this Exchange Offer or the exercise of the Replacement Options. Your employer will provide the Form IR8A (Appendix 8B) to you before 1 March of each year unless the local affiliate is under the Auto-Inclusion Scheme for Employment Income, in which case, the local affiliate will directly submit such information to IRAS electronically. You will be responsible for submitting your own tax return to the IRAS and paying any applicable taxes. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, different rules will apply to you and you are advised to consult with your tax advisor.

IMPORTANT NOTE

This Guide and all of the other materials related to the Offer to Exchange have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Guide and all of the other materials related to the Offer to Exchange may not be circulated or distributed, nor may the options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

SWEDEN

The following is a general summary of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in Sweden. This summary is based on the laws in effect in Sweden as of June 1, 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Sweden apply to your specific situation.

Tax Information

Option-for-Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the Replacement Options.

Grant of Replacement Options

You will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options

When you exercise the Replacement Options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (i.e., the “spread”).

Sale of Shares

When you sell the shares acquired at exercise, you will be subject to capital gains tax. The taxable amount of capital gain will be the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). Capital gains tax will be levied on the taxable amount at a rate of 30%.

If you own other shares of the Company, which you have acquired upon the exercise of other options or outside of the Equity Plan, your adjusted cost base may be different than described above. You are strongly advised to seek advice from a tax professional in any of these situations.

If the sale results in a capital loss, losses on listed shares and listed securities taxed in the same manner as shares (except for listed shares in mutual funds containing only Swedish receivables), are fully deductible against capital gains on such assets or on unlisted shares in Swedish limited liability companies and foreign legal entities. However, capital losses on unlisted shares in Swedish limited liability companies and foreign legal entities are deductible at a lesser percentage. If capital losses pertain to both listed and unlisted shares, the losses pertaining to the listed shares are deductible prior to the losses on the unlisted shares. Any excess amount of loss is deductible at 70% regarding listed shares or by five-sixths of 70% if the capital loss relates to unlisted shares. A tax reduction is allowed to the extent that a capital loss cannot be offset against capital gains. The amount that may be used to reduce tax on other types of income (e.g., income from employment) corresponds to 30% of the part of the capital deficit not in excess of SEK100,000 (approximately USD 12,360 as of June 2010) and 21% of the remaining deficit.

Withholding and Reporting

Your employer is obligated to report the spread recognized at exercise to the Swedish Tax Agency (the ”STA”). In addition, your employer is required to file an aggregate income statement form to the STA regarding all remuneration to you, including the exercised options benefit for each calendar year. You are not required to report such benefit to the STA in a separate income statement yourself. You are, however, required to notify your employer of your exercise of the options no later than at the end of the month following the date of exercise, and in no event later than 15 January in the year directly following the year in which you exercise your Replacement Options. You can expect a copy of the income statement form submitted by your employer to the STA containing this information to be delivered to you after 31 January in the year following the year in which you exercise your Replacement Options.

Your employer will also be obligated to withhold income tax on the spread at the time of exercise. If you are no longer employed by the employer for whom you worked while earning the entitlement to your Replacement Options, that previous employer will be liable to withhold tax on the benefit realized, to the extent that entity pays cash remuneration to you in the month of exercise, and to report the spread in an annual income statement. If there is no cash remuneration from the employer liable to make the withholding sufficient to cover the income tax to be withheld, you are responsible for paying the income tax directly to the STA yourself. This will also be the case if your employer or previous employer is not obligated to withhold income tax on your behalf on account of not having a permanent establishment in Sweden.

Capital gain or loss resulting from a sale of shares acquired through exercise of the Replacement Options shall be reported in your annual income tax return, due 2 May of the year directly following the year in which you exercise your Replacement Options.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

UNITED KINGDOM

The following is a general discussion of the material tax consequences of accepting the Offer to Exchange for eligible employees subject to tax in the United Kingdom as of 23 June 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Options are granted, you exercise the Replacement Options or you sell shares acquired upon exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Please also note that, if you were not resident and ordinarily resident in the United Kingdom at the time your Eligible Options were granted, this summary may not be applicable to you.

This summary does not constitute tax advice. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option-for-Option Exchange

You will not be subject to income tax or National Insurance contributions (“NICs”) on the exchange of the Eligible Options for the Replacement Options.

Grant of Replacement Stock Options

You will not be subject to income tax or NICs when the Replacement Options are granted to you.

Exercise of Replacement Stock Options

When you exercise the Replacement Options, you will be subject to tax and NICs on the amount by which the market value of the shares acquired exceeds the exercise price of the Replacement Options (the “spread”). The calculation of the amount of income tax and NICs due is made in UK Sterling, based on the prevailing US Dollar exchange rate at the time of exercise.

The amount of income tax which is payable will depend upon your own circumstances. The spread will be classified as employment income and will be included in your overall income in the year of exercise, which will be subject to income tax at your marginal rate (of up to 50%, depending upon your total annual earnings).

You will be required to pay employee NICs at a rate of 11% on the income realized at exercise to the extent that you have not exceeded the upper earnings limit. For the tax year 6 April 2010 to 5 April 2011, the upper earnings limit is £844 per week. To the extent that you have exceeded the upper earnings limit, you will be subject to employee NICs on the income at exercise at a current rate of 1% (without limit).

Sale of Shares

When you subsequently sell or otherwise dispose of the Company shares you acquire pursuant to the exercise of the Replacement Options, you will be subject to capital gains tax on the amount by which the sale proceeds exceed the market value of the shares.

Note that the new Government recently announced changes to the capital gains tax rates in the emergency budget that took place on 22 June 2010. For sales of shares on or after 23 June 2010, capital gains tax will be payable at a rate of 18% where total taxable gains and income in any tax year (net of reliefs and allowances, including the personal annual exemption of £10,100 for the 2010-2011 tax year) are less than the upper limit of the income tax basic rate band (£37,400 for the 2010-2011 tax year). A tax rate of 28% will apply to gains (or any parts of gains) above the £37,400 threshold. HMRC have indicated that taxpayers may allocate the personal annual exemption and any other reliefs available (such as losses) in the manner that gives the lowest overall tax liability for the year. (Prior to 23 June 2010, capital gains tax was payable at a single, flat rate of 18% on all gains from all sources in excess of the personal annual exemption in any tax year.)

If you acquire or receive other shares in the Company through different transactions, you will need to take into account the share identification rules in calculating your capital gains tax liability as these rules will apply to determine which shares you will be treated as selling on a disposal of part of your shareholding. Since 6 April 2008, all shares of the same class in the Company are treated as forming a single asset (a share pool), regardless of when you acquired them. The base cost of the shares in the share pool is calculated on the average base cost of all the shares in the same pool (rather than being calculated on the basis of selected shares within the share pool). However, any shares in the Company that you acquire on the same day as you sell any of your existing shares in the Company, and then those shares which you acquire within the following 30 days, will be treated as being disposed of first in time, before the other shares in the share pool. Disposals are therefore taken to be made in the following order:

•	against acquisitions on the same day;

•	against acquisitions within the 30 days following the disposal; and

•	against shares in the share pool.

You will be personally responsible for reporting and paying any capital gains tax liability to HM Revenue & Customs through your personal self-assessment tax return. The Company and/or your employer has no reporting or tax withholding responsibility in respect of your capital gains tax liabilities.

Please note that the capital gains tax rules are complex and their impact will vary according to your own circumstances. It is recommended that you obtain your own independent tax advice prior to any acquisition or disposal of shares.

Withholding and Reporting

In general, the local affiliate in the United Kingdom will be obliged to report the spread arising on the date you exercise the Replacement Options as taxable income to HM Revenue & Customs on its annual tax return and will be required to withhold and account for the income tax and employee NICs due on exercise. Please note, however, that you are ultimately responsible for the payment of any income tax and NICs due.

In order for the shares to be delivered to you when you exercise the options, you must make arrangements satisfactory to the Company for the payment of all income tax and employee NICs required to be paid or withheld in connection with the exercise of the Replacement Options. The Company and/or the local affiliate may recover the income tax and employee NICs from your salary or any other payments due to you, including from any bonus payable to you. The Company also may advance these amounts on your behalf and then request reimbursement from you directly. In this case, if you fail to reimburse the Company and/or the local affiliate within 90 days of the date of exercise for the taxes due on your option exercise, you will be deemed to have received a further taxable benefit equivalent to the amount that was paid on your behalf. This amount will give rise to a substantial further tax charge on you.